UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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RACKSPACE HOSTING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Rackspace Hosting, Inc.
1 Fanatical Place,
City of Windcrest

 San Antonio, Texas 78218

Dear Fellow Stockholders:

We are pleased to provide this Notice of Annual Meeting of Stockholders and Proxy Statement for the 2016 Annual Meeting of Stockholders of Rackspace Hosting, Inc. to be held at 8:30 a.m., CDT, on April 27, 2016, at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218.

Pursuant to rules promulgated by the Securities and Exchange Commission, or SEC, we have elected to furnish our proxy materials over the Internet. Providing our materials to stockholders electronically allows us to conserve natural resources and reduce the costs of printing and distributing of the proxy materials. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of our annual report to security holders, which includes our Annual Report on Form 10-K for the year ended December 31, 2015 and this Proxy Statement. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. We urge you to visit the indicated website and read the Proxy Statement, which contains information relevant to the actions to be taken at the Annual Meeting. The Notice of Internet Availability of Proxy Materials also contains instructions on how each stockholder can receive a paper copy of our proxy soliciting materials, including this notice and proxy statement, our Annual Report and a form of proxy card or voting instruction card.

The Board of Directors hopes that you will be able to attend the Annual Meeting. We look forward to meeting each of you and discussing with you the events that occurred during our past fiscal year and our current prospects. Whether or not you are able to attend in person or otherwise be represented, we urge you to vote by signing the enclosed proxy card and mailing it in the accompanying stamped envelope at your earliest convenience. Please be sure to sign it exactly as the name or names appear on the proxy card. If you prefer, you may also vote your shares by Internet or by telephone by following the instructions on your proxy card.

Thank you for your ongoing support of Rackspace Hosting, Inc.

Sincerely yours,

Graham Weston
Chairman of the Board of Directors

Date: March 18, 2016

Rackspace Hosting, Inc.
1 Fanatical Place
City of Windcrest
San Antonio, Texas 78218
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held April 27, 2016

Notice is hereby given that the 2016 Annual Meeting of Stockholders of Rackspace Hosting, Inc. will be held on Wednesday, April 27, 2016, at 8:30 a.m., CDT, at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218. We are holding the meeting to:

1.	Elect two Class II directors to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

2.	Ratify the appointment of KPMG LLP, as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

3.	Approval of the Executive Bonus Plan; and

4.	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations or postponements thereof.

With respect to the election of the Class II directors, Michael Sam Gilliland has provided notice that he is commencing a new role with a firm that requires him to step down from his membership on our Board. Therefore, Mr. Gilliland will not run for re-election and will step down immediately following the Annual Meeting.

If you owned our common stock at the close of business on February 29, 2016, you may attend and vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in San Antonio, Texas for ten days prior to the meeting for any purpose related to the meeting. This notice, the Proxy Statement, and the Annual Report are first being made available to stockholders on or about March 18, 2016.

By Order of the Board of Directors,

William Alberts Corporate Secretary

March 18, 2016 San Antonio, Texas

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on April 27, 2016: We are primarily providing access to our proxy materials over the Internet pursuant to the Securities and Exchange Commission’s “notice and access” rules. Beginning on or about March 18, 2016, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials, which will indicate how to access our 2016 Proxy Statement and 2016 Annual Report on the Internet. The Notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Rackspace Hosting, Inc.
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on April 27, 2016

TABLE OF CONTENTS

PROXY STATEMENT FOR THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Rackspace Hosting, Inc.
1 Fanatical Place,
City of Windcrest
San Antonio, Texas 78218

GENERAL INFORMATION

Our Board of Directors (sometimes referred to herein as the “Board”) is soliciting proxies for our 2016 Annual Meeting of Stockholders to be held on Wednesday, April 27, 2016, at 8:30 a.m., CDT at the Rackspace Corporate Headquarters, 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218.

The proxy materials, including this proxy statement, proxy card or voting instruction card, and our 2016 Annual Report are being distributed and made available on or about March 18, 2016. This proxy statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. Please read it carefully. When used in this proxy statement, the terms “we,” “us,” “our,” “Rackspace” and “the Company” mean Rackspace Hosting, Inc. and its divisions and subsidiaries.

QUESTIONS AND ANSWERS

Why did I receive a Notice of Internet Availability of Proxy Materials?

You may receive a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) instead of a paper copy of the proxy materials. The Notice of Internet Availability describes how to access the proxy materials over the Internet and request paper copies of the proxy materials via mail. We will begin mailing the Notices of Internet Availability on or about March 18, 2016 to stockholders who are eligible to vote at the Annual Meeting.

What is included in the Proxy Materials?

The materials include:

•	Our proxy statement for the Annual Meeting and a proxy card; and

•	Our 2015 Annual Report on Form 10-K, which includes our audited consolidated financial statements for the fiscal year ended December 31, 2015.

What matters am I being asked to vote on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•	Elect two Class II directors, William Taylor Rhodes and Lila Tretikov, to serve for a term of three years and until their successors are duly elected and qualified, subject to their earlier death, resignation, or removal;

•	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016;

•	Approval of the Executive Bonus Plan; and

•	Transact such other business as may properly come before the meeting or at any and all adjournments, continuations, or postponements thereof.

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What are our Board of Directors’ voting recommendations?

Our Board of Directors recommends that you vote your shares “FOR” each of the nominees to the Board, “FOR” the ratification of the appointment of KPMG LLP, and “FOR” the Executive Bonus Plan.

How can I attend and vote at the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a Rackspace stockholder as of the close of business on February 29, 2016, the “Record Date”, or you hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. You should be prepared to present photo identification for admittance. You may obtain directions to attend the Annual Meeting by contacting our reception desk at 210-312-4600. If you are not a stockholder of record but hold shares as a beneficial owner through a broker, bank, trustee, or nominee (i.e., in street name), you should provide proof of beneficial ownership as of the Record Date, such as your most recent account statement prior to April 27, 2016, a copy of the voting instruction card provided by your broker, bank, trustee, or nominee, or other similar evidence of ownership.

If you do not provide photo identification or comply with the other procedures outlined above, you may not be admitted to the Annual Meeting. For security reasons, you and your bags may be subject to search prior to your admittance to the meeting.

At the close of business on the Record Date, we had 130,109,362 shares of common stock issued and outstanding, all of which are entitled to vote with respect to all matters to be acted upon at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held by such stockholder.

The meeting will begin at 8:30 a.m., CDT. Check-in will begin at 7:30 a.m., CDT and you should allow ample time for the check-in procedures.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered the stockholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name. If your shares are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the proxy statement was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.

What is the quorum requirement for the Annual Meeting?

The holders of a majority of our issued and outstanding shares on the Record Date must be present at the meeting or represented by proxy in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	Are present and entitled to vote in person at the meeting; or

•	Have voted on the Internet, by telephone or by properly submitting a proxy card by mail.

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How do I vote?

You may submit your proxy or cast your vote in any of four ways:

•	By Internet—If you have Internet access, you may submit your proxy by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•	By Telephone—You can also submit your proxy by telephone by following the instructions provided in the Notice of Internet Availability, or if you requested printed proxy materials, by following the instructions provided with your proxy materials and on your proxy card.

•	By Mail—If you received your proxy materials by mail, you may submit your proxy by completing the proxy card enclosed with those materials, signing and dating it and returning it in the pre-paid envelope we have provided.

•	In Person at our Annual Meeting—You can vote in person at our Annual Meeting. In order to gain admittance, you must present valid government-issued photo identification such as a driver’s license or passport.

The telephone and Internet voting facilities for Stockholders of Record will close at 11:59 p.m. Eastern Standard Time on April 26, 2016. Your vote, including any votes delivered by mail should you receive paper copies of your proxy materials and mail your proxy/voting instruction card, must be received by 11:59 p.m. Eastern Standard Time on April 26, 2016 in order to be counted. The Internet and telephone voting procedures are designed to authenticate stockholders by use of a control number and to allow you to confirm that your instructions have been properly recorded.

Please read the instructions on the Notice of Internet Availability, proxy card or the information sent by your broker or bank. If you hold your shares in street name, your bank or broker will send you a separate package describing the procedures and options for voting your shares.

What happens if I do not give specific voting instructions?

Stockholders of Record. If you are a stockholder of record and you sign and return a proxy card without giving specific voting instructions, then the proxy holders will vote your shares in the manner recommended by our Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the meeting.

Beneficial Owners of Shares Held in Street Name. If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of the New York Stock Exchange, or NYSE, the organization that holds your shares may generally vote on “routine” matters. This is known as “broker discretionary voting.” However, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine matter,” the organization will inform our Inspector of Election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided in the Notice of Internet Availability.

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Which ballot measures are considered “routine” or “non-routine”?

We believe that Proposal 2 (approval of auditors) will be considered routine under NYSE rules, which means that the bank or brokerage firm that holds your shares may vote your shares in its discretion. Proposal 1 (election of directors) & 3 (Executive Bonus Plan) are considered non-routine matters. Accordingly, if you are not the stockholder of record, the organization that holds your shares may not vote with respect to the election of directors and approval of the Executive Bonus Plan if you have not provided instructions. We strongly encourage you to submit your proxy and exercise your right to vote as a stockholder.

How are abstentions treated?

Abstentions are counted for purposes of determining whether a quorum is present. For the purpose of determining whether the stockholders have approved a matter, abstentions are deemed to be votes cast and have the same effect as a vote “AGAINST” any matter being voted on at the Annual Meeting, except in elections of directors where abstentions have no effect on the outcome.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal 1—Election of directors	A majority of the votes duly cast is required for the election of directors. The number of shares voted “FOR” a director nominee must exceed the number of votes cast “AGAINST” that nominee for the nominee to be elected as a director of the Company to serve a three year term or until his or her successor has been duly elected and qualified. You may vote “FOR” “AGAINST” OR “ABSTAIN” on each of the three nominees for election as director. Only votes “FOR” and “AGAINST” will affect the outcome. A broker non-vote or a properly executed proxy marked “ABSTAIN” with respect to the election of a Class II director will not be voted with respect to such director, although it will be counted for purposes of determining whether there is a quorum. The Board of Directors recommends that you vote your shares “FOR” each of the two nominees listed in Proposal 1.

Proposal 2—Ratification of appointment of independent registered public accounting firm	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 2.

Proposal 3—Approval of the Executive Bonus Plan	You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. To be approved by our stockholders, this proposal must receive a “FOR” vote by a majority of the votes cast on this proposal at the Annual Meeting. Abstentions are deemed to be votes cast and have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, will have no effect on the outcome of the vote. The Board of Directors recommends that you vote your shares “FOR” Proposal 3.

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Can I revoke or change my vote after I have voted?

Subject to any rules your broker, trustee or nominee may have, you may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date by signing and returning a new proxy card over the Internet, by mail or by telephone with a later date, or by attending the meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in our Current Report on Form 8-K to be filed within four business days of the Annual Meeting.

Who is paying for the cost of this proxy solicitation?

We will bear the costs of solicitation of proxies. We have engaged Innisfree M&A Incorporated to assist us with the solicitation of proxies and expect to pay Innisfree less than $50,000 for their services. In addition to solicitations by mail, Innisfree and our directors, officers, and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

How may I obtain a separate copy of the proxy materials?

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for the Notice of Internet Availability and any additional proxy materials that are delivered with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability addressed to those stockholders. Accordingly, a single Notice of Internet Availability and any additional proxy materials that are delivered may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. We will promptly deliver upon written or oral request a separate copy of the Notice of Internet Availability and any additional proxy materials to any stockholder of a shared address to which a single copy of such document(s) were delivered. If any stockholders of a shared address wish to receive a separate Notice of Internet Availability and any additional proxy materials, they may contact our Corporate Secretary by mail, fax or email to: Secretary, Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, if by email to secretary@rackspace.com or if by phone to (210) 312-4000. If you are a beneficial stockholder and own your shares through a bank or broker, please contact your bank or broker to request additional copies. Other stockholders who have multiple accounts in their names or who share an address with other stockholders can authorize us to discontinue mailings of multiple sets of proxy materials by contacting our Corporate Secretary.

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PROPOSAL 1—ELECTION OF DIRECTORS

General

Our Board of Directors currently consists of nine directors and is divided into three classes, with the nominees for one class to be elected at each annual meeting of stockholders, to hold office for a three-year term and until successors of such class have been elected and qualified, subject to their earlier death, resignation or removal. Following the Annual Meeting, our Board of Directors will consist of eight directors as explained below.

Class II Directors

The terms of the Class II directors are scheduled to expire on the date of the upcoming Annual Meeting. Based on the recommendation of the Nominating and Governance Committee of the Board of Directors, the Board of Directors’ nominees for election by the stockholders are two of the current Class II members of the Board of Directors, William Taylor Rhodes and Lila Tretikov. Our other current Class II director, Michael Sam Gilliland provided notice to the Company that he is commencing a new role with a firm that requires him to leave his duties on the Board effective immediately following the Annual Meeting. Therefore, Mr. Gilliland will not be running for re-election as a Class II director.

We do not know of any reason why any of the nominees would be unable to serve as a director. If elected, the nominees will serve as directors until the annual meeting of stockholders in 2019 and until their successors are elected and qualified, subject to their earlier death, resignation, or removal.

The names and certain information about the nominee directors and the continuing directors in each of the other two classes of the Board of Directors are set forth below. There are no family relationships among any of our directors or executive officers.

It is intended that the proxy will be voted, unless otherwise indicated, for the election of the nominees as Class II directors to the Board of Directors. If any of the nominees should for any reason be unable or unwilling to serve at any time prior to the Annual Meeting, the proxies will be voted for the election of such other person as a substitute nominee as the Board of Directors may designate in place of such nominee.

Each candidate must receive a majority of the affirmative votes of the shares of our common stock cast at the Annual Meeting in order to be elected Class II directors to serve for a three-year term and until their successors have been duly elected and qualified, subject to their earlier death, resignation, or removal.

Business Strategy

Key components of our business and growth strategies include the following:

Deepen our Service Delivery on Industry-Leading Platforms-In the past year, we have announced relationships with Intel, Microsoft Azure, and Amazon Web Services. With Intel, we are operating the OpenStack Innovation Center, the goal of which is to accelerate the adoption of OpenStack in the enterprise market. OpenStack, Microsoft Azure, and Amazon Web Services are industry-leading private and public cloud platforms that represent growth opportunities for us. Enterprise customers are deploying OpenStack in our data centers and their data centers to create large private clouds positioning us to benefit from this demand. With Microsoft Azure and Amazon Web Services, our goal is to help customers migrate, architect, secure and operate IT environments on these platforms. Companies of all sizes are deploying IT environments on top of Microsoft Azure and Amazon Web Services. These platforms accelerate our global reach-for example, we can now offer our products and services to customers that require a data center presence in Singapore.

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Increase our Service Differentiation-Customers are asking service providers to play an increasingly active role in the management of their IT environments. New approaches to infrastructure management and next-generation technologies create increasing complexity for businesses. As a result, customers want our help with IT environment architecture, security, reliability, cost management, and portability. Throughout our history, we have launched offerings in response to customer demand, and we have a track record of delivering service offerings to drive continued growth. Most recently, we launched Rackspace Managed Security, which is a service offering focused on helping customers protect against cyber attacks. We intend to continue investing in existing and new capabilities to strengthen our service differentiation to capture customer demand.

Improve the Customer Experience via Hybrid Choice-Many of our customers have IT environments that straddle multiple form factors and technology platforms. Human preference, application type, and other factors drive the decision on where and how to architect and deploy an IT environment. Given our breadth of offering and depth of expertise, we are able to support customers who want to straddle multiple form factors and technology platforms. Over time, we intend to improve our offerings so that these customers can more easily migrate, architect, secure, and operate these hybrid IT environments. We believe that creating this hybrid experience will be valuable to our new and existing customers.

Promote our Industry-Leading Managed Cloud Expertise-We are a pioneer in the managed cloud market and have built an established brand. Our leadership position has been validated by industry experts, our partners and our customers. Gartner has positioned us as the industry leader in Cloud-Enabled Managed Hosting in North America and Europe. We have won numerous accolades from our partners, including winning Microsoft Hosting Partner of the Year for a record five times, most recently in 2015. We are the #1 hosting provider for the top 1,000 e-commerce sites, and Forbes recently recognized us as one of America’s Most Trustworthy Companies. We believe, these awards demonstrate our business and growth strategies are working, and we will continue to promote our leadership position. This continued promotion of our leadership position is critical to our ability to attract new and retain existing customers.

These key components form the foundation of our business strategy. The competencies we seek in our directors must support these key components.

The Nominating and Governance Committee oversees the evaluation of individual Board members, committees, and the whole Board, with the assistance of a third-party facilitator when needed. The evaluation seeks to ascertain, among other things, whether the Board and its committees are functioning effectively and have the necessary skills, backgrounds, and experiences to meet the evolving needs of Rackspace.

Qualifications for All Directors

To be considered for Board membership, all individual directors of Rackspace Hosting, Inc. should possess wisdom and financial literacy. Our Board believes that directors should be committed to representing the long-term interests of all stockholders. The directors we seek must exhibit a commitment of both time and active attention to fulfill their fiduciary obligations. Generally, this means that directors should ensure that they have the time to prepare for meetings, attend Board and committee meetings and the annual meeting of stockholders, consult with management as needed, and address crises should they arise.

We also expect our directors to stay informed about issues that are relevant to our Company. Ongoing director education provided either by the Company or by a third party is an important part of this requirement. The Nominating and Governance Committee reviews its effectiveness in balancing these considerations when assessing the composition of the Board.

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Below we identify the key qualifications and skills our directors bring to the Board that are important in light of our strategic direction. The directors’ individual qualifications and skills that the Board considered in their re-nomination are included in the directors’ individual biographies.

•	Leadership/management experience

•	Industry experience

•	Finance experience

•	Accounting experience

•	Real estate transaction experience

•	Customer service experience

•	Strategy formation experience

•	International business experience

•	Corporate governance experience

•	Technology experience

Board Skills Matrix

The chart below summarizes the specific qualifications, attributes, and skills for each director. An “X” in the chart below indicates that the item is a specific reason that the director has been nominated to serve on the Board. The lack of an “X” does not mean the director does not possess that qualification or skill. Rather, an “X” indicates a specific area of focus or expertise of a director on which the Board currently relies.

Required Expertise

	Reichheld	Costello	Harper	Tretikov	Gilliland	Rhodes	Weston	Moorman	Fisher
	Class I	Class I	Class I	Class II	Class II	Class II	Class III	Class III	Class III
Leadership/Management	X	X	X	X	X	X	X	X	X
Industry		X	X	X		X	X	X	X
Finance		X	X		X		X
Accounting		X	X		X
Real estate							X
Customer service	X	X		X	X	X	X	X	X
Strategy formation	X	X		X		X	X	X	X
International business		X	X	X	X	X		X
Corporate governance		X	X		X
Technology		X	X	X	X	X	X	X

Nominees for Class II Directors

The name and age as of February 29, 2016, of each nominee director, his or her position with us, the year in which he or she first became a director and certain biographical information is set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since
William Taylor Rhodes	44	CEO, President and Director	2014
Lila Tretikov	38	Director	2014

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William Taylor Rhodes our Chief Executive Officer and President, has served as our President since January 2014 and as our Chief Executive Officer and member of the Board of Directors since September 2014. Previously Mr. Rhodes served as our Chief Customer Officer from September 2013 to January 2014 and as our Managing Director, International from December 2011 to September 2013. Mr. Rhodes has also served in various other leadership roles at Rackspace since 2007, including as our Vice President, Enterprise (International), Vice President, Enterprise (US) and Vice President, Intensive. Prior to joining Rackspace, Mr. Rhodes held a series of progressive leadership roles managing end-to-end relationships with large global customers at EDS. He is also a former US Marine Corps officer and received his M.B.A. from the University of North Carolina at Chapel Hill.

Mr. Rhodes’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy and leadership through his experience as our Chief Executive Officer, President and Chief Customer Officer and extensive industry experience through his direct involvement in our operations since joining Rackspace in 2007. These attributes give him the experience, qualifications, attributes, and skills to serve on and help lead the Board. Mr. Rhodes provides leadership to our Board in a number of ways, including working with the Independent Lead Director on setting necessary and appropriate agenda items for meetings of the Board with input from other directors, suggesting and managing the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board, and providing strategic vision.

Lila Tretikov has served as a member of our Board of Directors since September 2014. Ms. Tretikov served as the Executive Director of the Wikimedia Foundation, a non-profit organization that provides equal access to knowledge through services like Wikipedia, the world’s largest encyclopedia, available in 285 languages and the fifth most popular website in the world, from May 2014 to March 2016. Prior to her service with Wikimedia, Ms. Tretikov served as the Chief Product Officer for the open-source, cloud-based software vendor SugarCRM from 2006 to May 2014. SugarCRM sponsored an open source project with more than 30,000 contributors and deployed by over 1.5 million individuals in 120 countries and 26 languages. Lila began her career as an engineer at the Sun-Netscape Alliance working on the Java server in 1999. Ms. Tretikov studied Computer Science and Art at the University of California, Berkeley, where she did research work in machine learning and holds patents for intelligent data mapping, dynamic language applications, and other technology innovations. In 2012, Ms. Tretikov received a Stevie Award For Women in Business and, in 2014, was named to Forbes’ list of “The World’s 100 Most Powerful Women” and the San Francisco Chronicle’s “21 Most Powerful Women in Bay Area Technology.”

Ms. Tretikov’s pertinent experience, qualifications, attributes, and skills include: a deep expertise in technology, gained through more than 15 years of experience in the technology space at companies such as Wikimedia, SugarCRM and Sun-Netscape Alliance and her expertise as a software engineer and co-author of several patents in intelligent data mapping and dynamic language applications, and in leadership as the executive director of Wikimedia.

Directors Not Standing for Election

The names and certain biographical information as of February 29, 2016, about the continuing members of the Board of Directors who are not standing for election at this year’s Annual Meeting are set forth below:

Name	Age	Positions and Offices Held with the Company	Director Since	Director Class	End of Current Term
Fred Reichheld	64	Director	2008	Class I Director	2018
Kevin Costello	54	Director	2014	Class I Director	2018
John Harper	53	Director	2015	Class I Director	2018
Graham Weston	51	Director	2001	Class III Director	2017
Lewis J. Moorman	45	Director	2011	Class III Director	2017
Ossa Fisher	38	Director	2013	Class III Director	2017

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Fred Reichheld has served as a member of our Board of Directors since November 2008. Since 1977, Mr. Reichheld has been employed at Bain & Company, Inc., a global business consulting firm, and was elected to the partnership at Bain in 1982. Mr. Reichheld founded Bain’s Loyalty practice, which helps clients achieve superior results through improvements in customer, employee, partner, and investor loyalty, and has also served in a variety of other roles, including as a member of Bain & Company’s Worldwide Management, Nominating, and Compensation Committees. In January 1999, he was elected by the firm to become the first Bain Fellow. Mr. Reichheld is a frequent speaker to major business forums and groups of Chief Executive Officers and senior executives worldwide and has authored several books, including The Loyalty Effect: The Hidden Force Behind Growth, Profits, and Lasting Value (Harvard Business School Press, 1996), The Loyalty Rules!: How Today’s Leaders Build Lasting Relationships (Harvard Business School Press 2003), and The Ultimate Question, (Harvard Business School Press, 2006) and The Ultimate Question 2.0 (Harvard Business School Press 2011). He received his B.A. from Harvard College and his M.B.A. from Harvard Business School. Mr. Reichheld also serves on the board of directors of First Service Corporation.

Mr. Reichheld’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., financial literacy, and managerial experience attained through his partnership at a large management consulting firm and as an advisor on customer loyalty to several large corporations, expertise in measuring customer satisfaction, customer retention and its link to revenue growth and profitability, and the knowledge and experience he has attained through his service on our Board since 2008.

Kevin Costello has served as a member of our Board of Directors since December 2014. From 2007 to January 2014, Mr. Costello served as the president of Ariba, Inc., a spend-managed software and consulting services company. When SAP acquired Ariba in 2012, Mr. Costello continued to serve as president where he focused on driving the Ariba solution through the SAP cloud go-to-market organization. From 2002 to 2007, Mr. Costello served as the Executive Vice President and Chief Commercial Officer of Ariba. Prior to Ariba, Kevin served in various senior management positions during this 18-year career at Anderson Business Consulting. He established himself as a leader advisor in the technology community. Mr. Costello holds a Bachelor of Science degree in Accounting from the University of Illinois and is a Certified Public Accountant. Mr. Costello currently serves on the board of directors of Vantiv, Inc. and served on the board of directors of Cbeyond, Inc. from 2010 to 2014.

Mr. Costello’s pertinent experience, qualifications, attributes, and skills include: financial literacy and consulting and advisory experience in the SaaS industry for more than 25 years, as well as his leadership experience as President of Ariba. Mr. Costello is regarded in the market as a leader in the Software as a Service space with a focus on providing solutions that deliver immediate benefit through network enabled capabilities and has helped companies improve their competitive position through the use of technology, strategy and services that deliver sustaining results.

John Harper has served as a member of our Board of Directors since February 2015. From 2009 to 2014, Mr. Harper served as Vice President and Chief Financial Officer of Dell Services, an $8 billion business unit of Dell, Inc. Prior to the acquisition of Perot Systems by Dell, Harper served as the Chief Financial Officer of Perot Systems Corporation where he was responsible for the company’s global financial management activities. He served as the main interface to the investment community, oversaw mergers and acquisitions activities, and was responsible for the corporation’s planning, accounting and treasury functions. Mr. Harper also served as Perot Systems’ Treasurer, where he helped lead its initial public stock offering and spearheaded efforts to strengthen its financial performance as well as Head of Human Resources and Finance Director of Perot Systems’ operating units. Before joining Perot Systems, Harper spent 9 years in the audit practice of Ernst & Young serving a number of industries including technology, manufacturing, education and oil and gas. Mr. Harper holds a Bachelors of Business Administration from Texas A&M University and is a CPA in the state of Texas.

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Mr. Harper’s pertinent experience, qualifications, attributes, and skills include: CPA, financial expertise and more than 30 years of experience in the technology, healthcare and financial services industries, as well as leadership experience as a Chief Financial Officer. Mr. Harper also has experience with large scale business unit transformation through his leadership during the integration of Perot Systems services businesses into Dell to create a new Dell Services organization spanning approximately 90 counties and 50,000 team members.

Graham Weston, our Chairman of the Board, provided seed capital for the formation of our business in December 1998 and acted as our Chairman or Co-Chairman (or its functional equivalent for our predecessor entities) since that time and as our Chief Executive Officer (or its functional equivalent for our predecessor entities) from July 1999 to August 2006. Mr. Weston was again appointed to the Chief Executive Officer role in February 2014 and served through September 2014 at which time William Taylor Rhodes was appointed Chief Executive Officer. Mr. Weston has led the creation of and managed a number of startup ventures and has had an ownership interest and/or managed various real estate companies, including Western Properties. Mr. Weston serves as a member of our Real Estate and Finance Committee. He received his B.S. degree from Texas A&M University.

Mr. Weston’s pertinent experience, qualifications, attributes, and skills include: the knowledge and experience he has attained through his experience as an entrepreneur and private investor, and the knowledge and experience he has attained through his service as a Rackspace early stage investor, Chief Executive Officer, and as our Chairman of the Board.

Lewis J. Moorman has served as a member of our Board of Directors since August 2011. Mr. Moorman also served as both our President (from December 8, 2011), and as our Chief Strategy Officer (since April 2008) until stepping down from both roles in October 2013. From October 2013 to December 2014, Mr. Moorman provided the Company with strategic guidance as a part-time employee. Prior to becoming President, Mr. Moorman served as President of our Cloud division from February 2009 to December 2011, as our Senior Vice President, Strategy and Corporate Development from January 2004 until April 2008, as our Chief Marketing Officer from 2001 to December 2003 and as our Vice President, Strategy and Product Development from 2000 to 2001. Before joining Rackspace, Mr. Moorman held several positions at the management consulting firm McKinsey & Company, advising a variety of high technology clients on critical strategic issues. Mr. Moorman received his B.A. from Duke University and his J.D. from Stanford Law School.

Mr. Moorman’s pertinent experience, qualifications, attributes, and skills include: J.D., leadership and expertise gained through his global experience as our President and Chief Strategy Officer, and the knowledge and experience he has attained in technology, marketing, product, corporate development, and the cloud computing and hosting industry through his continued service with the Company since 2000.

Ossa Fisher has served as a member of our Board of Directors since October 2013. Ms. Fisher has served as the Chief Marketing Officer at Imagination Station, Inc. (dba Istation), a leader in e-learning, since March 2015. Prior to joining Istation, Ms. Fisher was the Senior Vice President for Strategy and Analytics at global dating leader, Match.com (MTCH), where she served since May 2013. Swedish-born Fisher has a career history spanning growth strategy, customer analytics and marketing, all within competitive business industries. Ms. Fisher has a broad range of expertise in technology and media, including more than 10 years in the Technology, Media and Telecom practices of both Bain & Company (where she was employed from 2004-2013) and Goldman, Sachs & Co. (from 1999-2002). Ms. Fisher also worked for the World Bank Group in the information technology investment division in 2003. Fisher holds a B.A. in Economics from Yale University, an M.A. in Education from Stanford University and an M.B.A. from Stanford Graduate School of Business. She is active in the Dallas community, on the board of Uplift Education and on the Woodall Rogers Park Foundation Board.

Ms. Fisher’s pertinent experience, qualifications, attributes, and skills include: an M.B.A., expertise in technology and media, including more than 10 years in the Technology, Media and Telecom practices of both Bain & Company and Goldman, Sachs & Co, and in the IT investment division of the World Bank Group, and strategic and customer service expertise from her experience at Match.com.

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Board Composition

Pursuant to our Amended and Restated Certificate of Incorporation, we have a “staggered” or classified Board, which is divided into three classes. Each class is elected at an annual meeting of stockholders and holds office for a three-year term. We believe that the classified structure offers several advantages to the Company and our stockholders, including promoting Board continuity and stability, encouraging directors to take a long- term perspective, and ensuring that a majority of our Board members will always have prior experience with the Company. However, our main reasoning for structuring our Board as a classified Board is that it provides effective protection against unwanted takeovers and proxy contests, thereby encouraging a reasoned negotiation to take place in those situations, which our Board believes would maximize stockholder return.

While our Board recognizes that some believe that a classified structure does not enable stockholders to express a view on each director’s performance through an annual vote, thereby reducing directors’ accountability to stockholders, and that some institutional investors believe that the election of directors is the primary means for stockholders to influence corporate governance policies and to hold management accountable for implementing those policies, our Board believes that the benefits provided by a classified Board far exceed any potential detriments.

Our Board has also assessed the current makeup of the Board and believes the makeup of the Board is strong and includes all main skills and qualifications.

Committees of Our Board of Directors

Our Board of Directors has established an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, a Real Estate and Finance Committee, and an Innovation and Technology Committee. Pursuant to our Amended and Restated Bylaws, our Board may establish other committees to facilitate the management of our business and operations.

Audit Committee

Our Audit Committee consists of John Harper (Chair), Michael Sam Gilliland, and Kevin Costello. Our Board has determined that each member of our Audit Committee meets the requirements for audit committee independence purposes and financial literacy under the rules and regulations of the SEC, and the listing requirements of the NYSE. The Board has also determined that Michael Sam Gilliland and John Harper meet the requirements of an audit committee financial expert under SEC rules and regulations and the financial sophistication requirements of the NYSE. Since Mr. Gilliland is not running for re-election in 2016, the Board is expected to name one additional new member to the Audit Committee to replace Mr. Gilliland immediately following the Annual Meeting. No member of our Audit Committee serves on the Audit Committees of more than three other public companies. Our Audit Committee is responsible for, among other things, selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors; evaluating the qualifications, performance, and independence of our independent auditors; monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters; reviewing the adequacy and effectiveness of our internal control policies and procedures; discussing the scope and results of the audit with the independent auditors and reviewing with management and the independent auditors our interim and year-end operating results; and preparing the Audit Committee report that the SEC requires in our annual proxy statement. Please see the Report of the Audit Committee of the Board of Directors in this proxy statement.

The Audit Committee acts under a written charter adopted and approved by our Board of Directors. A copy of the charter of our Audit Committee is available on our website located at http://ir.rackspace.com.

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Compensation Committee

Our Compensation Committee consists of Ossa Fisher (Chair), Michael Sam Gilliland, John Harper and Lila Tretikov. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE, is a non-employee director, as defined by Rule 16b-3 promulgated under the Exchange Act, and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Since Mr. Gilliland is not running for re-election in 2016, the Compensation Committee will consist of three members rather than four immediately following the Annual Meeting. Our Compensation Committee is responsible for, among other things, reviewing and recommending to our Board for approval, the salary, bonus, incentive, and equity compensation for our Chief Executive Officer, and compensation programs for our outside directors; approving the salary, bonus, incentive, and equity compensation for all of our other executive officers; administering our equity incentive plans, including our Amended and Restated 2007 Long-Term Incentive Plan, Equity Inducement Plan, and 2008 Employee Stock Purchase Plan; and reviewing and approving the compensation discussion and analysis and Compensation Committee report that the SEC requires in our annual proxy statement. The Compensation Committee may form subcommittees for any purpose that it deems appropriate and may delegate to those subcommittees such power and authority as it deems appropriate. Please see the Report of the Compensation Committee in this proxy statement.

The Compensation Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Compensation Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Compensation Committee are invited, and frequently attend, our Compensation Committee meetings.

Nominating and Governance Committee

Our Board has established a Nominating and Governance Committee that consists of Michael Sam Gilliland (Chairman), Ossa Fisher, and Fred Reichheld. Our Board has determined that each designated member of our Nominating and Governance Committee meets the requirements for independence under the requirements of the NYSE. Since Mr. Gilliland is not running for re-election in 2016, the Board is expected to name one additional new member to the Nominating and Governance Committee to replace Mr. Gilliland immediately following the Annual Meeting. The Nominating and Governance Committee is responsible for, among other things, developing and recommending to our Board our corporate governance guidelines, identifying individuals qualified to become Board members, overseeing the evaluation of the performance of the Board, selecting the director nominees for the next annual meeting of stockholders, and selecting director candidates to fill any vacancies on the Board.

The Nominating and Governance Committee acts under a written charter adopted and approved by our Board. A copy of the charter of our Nominating and Governance Committee is available on our website located at http://ir.rackspace.com.

Members of our Board that are not on the Nominating and Governance Committee are invited, and frequently attend, our Nominating and Governance Committee meetings.

Real Estate and Finance Committee

Our Real Estate and Finance Committee consists of Graham Weston (Chairman) and John Harper. The Real Estate and Finance Committee is responsible for developing plans and making recommendations to our Board of Directors with respect to various real estate issues, including data center leases and build-outs.

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Innovation and Technology Committee

Our Board has established an Innovation and Technology Committee that consists of Lila Tretikov (Chairman), Kevin Costello and Lewis Moorman. The Innovation and Technology Committee is responsible for, among other things, assisting the Board in its oversight responsibilities relating to matters of innovation and technology, as well as certain transactions involving the acquisition or disposition of businesses and assets (M&A).

The Innovation and Technology Committee acts under a written charter and approved by our Board. A copy of the charter of our Innovation and Technology Committee is available on our website located at http://ir.rackspace.com.

Board Meetings and Attendance

The Board of Directors held 9 meetings during the year ended December 31, 2015. Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and of the committees on which he or she served during the period for which he or she was a director or committee member, respectively. The following table sets forth the standing committees of the Board of Directors, the number of meetings held by each committee in 2015 and the membership of each committee during the year ended December 31, 2015.

Name	Audit	Compensation	Nominating and Governance	Real Estate and Finance	Innovation and Technology Committee
S. James Bishkin (1)	Member		Chair/Member	Chair
Mark P. Mellin (2)	Chair/Member
Fred Reichheld			Member
Lila Tretikov		Member			Chair/Member
Graham Weston				Chair/Member
Ossa Fisher		Chair/Member	Member
Michael Sam Gilliland	Member	Member	Chair/Member
Lewis J. Moorman					Member
Kevin Costello	Member				Member
John Harper (3)	Chair/Member	Member		Member
William Taylor Rhodes
Total Number of Meetings Held in 2015	6	10	4	1	4

(1)      Mr. Bishkin served on the Board until May 6, 2015.

(2)     Mr. Mellin served on the Board until May 6, 2015.

(3)     Mr. Harper became a Board member on February 12, 2015.

Corporate Governance

Board Leadership Structure

We separate the roles of CEO and Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company, while the Chairman of the Board provides guidance to the CEO and presides over meetings of the full Board.

Because Mr. Weston, our former Chief Executive Officer, was an employee of the Company prior to 2015 and is therefore not “independent,” our Board of Directors has appointed Michael Sam Gilliland as our lead independent director, or “Lead Director”, to preside at all executive sessions of “non-employee” directors, as defined under the rules of the NYSE. Since Mr. Gilliland is not running for re-election in 2016, the Board is

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expected to appoint a new Lead Director to replace Mr. Gilliland immediately following the Annual Meeting. The Lead Director, working with our Chairman of the Board and Chief Executive Officer, and other directors, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman and the Chief Executive Officer, and otherwise serves as liaison between the independent directors and the Chief Executive Officer. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements our management structure. The Board’s practice is to have at least four separate executive session meetings on an annual basis for the independent directors.

Guiding Principles for Board Development and Succession

A number of principles (and practices) have guided the evolution of the Company’s board membership over the years, all with the aim of maintaining robust and effective governance. These are as follows:

•	A relatively small, highly engaged board is desirable.

•	Since our business rapidly changes, we must add board members with highly relevant (and contemporary) professional experience.

•	Although we lack formal term limits, approximately nine to twelve years of service is an expected commitment for any individual director.

•	A certain amount of director turnover is both inevitable and desirable, permitting the board to be “refreshed” over time, while also allowing for individual flexibility.

Majority Voting

Our Bylaws provide for a majority voting standard in the election of directors in uncontested elections and our Corporate Governance Guidelines require all director nominees to submit their resignations to the Board, which resignations are contingent upon (1) their not receiving a majority of votes cast in uncontested elections and (2) the Board of Directors accepting the resignation.

Director Attendance at Annual Stockholder Meetings

Directors are encouraged, but not required, to attend our Annual Stockholder Meeting. All of our directors attended last year’s Annual Stockholder Meeting.

Board Independence

Our Board of Directors has undertaken a review of the independence of the directors and considered whether any director had a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. The criteria used by the Board, summarized below, are consistent with the NYSE listing standards regarding director independence. To be considered independent, the Board must determine that a director does not have a material relationship, directly or indirectly, with Rackspace. In assessing independence, the Board considers all relevant facts and circumstances. In particular, when assessing the materiality of a director’s relationship with Rackspace, the Board considers the issue not just from the standpoint of the director, but also from that of the persons or organizations with which the director has an affiliation. A director will not be considered independent if he or she:

•	is, or has been within the last three years, an employee of Rackspace;

•	has an immediate family member who is, or has been within the last three years, an executive officer of Rackspace;

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•	has, or has an immediate family member who has, received more than $120,000 in direct compensation from Rackspace, other than director and committee fees, in any twelve month period within the last three years;

•	is a current partner or employee of our auditor;

•	has an immediate family member who is a current partner of our auditor or who is an employee of our auditor and personally works on our audit;

•	has been, or has an immediate family member who has been, within the last three years, a partner or employee of our auditor who personally worked on our audit during that time;

•	is, or an immediate family member is, or has been within the last three years, employed as an executive officer of a public company that has or had on the Compensation Committee of its Board an executive officer of Rackspace (during the same period of time); or

•	is a current employee, or has an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Rackspace for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The Board has considered the independence of its members in light of these independence criteria. In connection with its independence considerations, the Board has reviewed Rackspace’s relationships with organizations with which our directors are affiliated and has determined that such relationships, other than as set forth in this proxy statement, were established in the ordinary course of business and are not material to us, any of the organizations involved, or our directors.

As a result of this review, our Board of Directors determined that Fred Reichheld, Michael Sam Gilliland, Ossa Fisher, Lila Tretikov, Kevin Costello, and John Harper, representing six of our nine directors, are “independent directors” as defined under the rules of the NYSE, constituting a majority of independent directors on our Board of Directors as required by the rules of the NYSE. Each independent director is expected to notify the chair of the Nominating and Governance Committee, as soon as reasonably practicable, of changes in his or her personal circumstances that may affect the Board’s evaluation of his or her independence.

Corporate Governance Guidelines and Code of Ethics and Business Conduct

Our management team and our Board regularly review and evaluate our corporate governance practices. The Board has adopted corporate governance guidelines that address the composition of and policies applicable to the Board. Our Board has also adopted a code of business conduct and ethics. The code of business conduct and ethics applies to all of our employees, officers, and directors. The full text of our corporate governance guidelines and code of business conduct and ethics are posted on the investor relations portion of our website at http:// ir.rackspace.com. We intend to disclose future amendments to our code of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings.

Whistleblower Procedures

In accordance with the Sarbanes-Oxley Act of 2002, we have established procedures for the receipt, retention, and treatment of complaints regarding accounting, internal accounting controls or auditing matters and for the confidential, anonymous submission by our employees of concerns regarding accounting or auditing matters. If an employee has a concern regarding questionable accounting, internal accounting controls or auditing matters, or the reporting of fraudulent financial information, our employees may report their concern by reporting it to our General Counsel or by submitting the concern at our reporting site at www.rackspace.ethicspoint.com.

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Director Recommendation Nomination Procedures

The Nominating and Governance Committee solicits recommendations for potential Board candidates from a number of sources, including members of the Board, our officers, individuals personally known to the members of the Board, and third-party research firms. In addition, the Nominating and Governance Committee will consider director candidates recommended by stockholders. In considering candidates recommended by stockholders, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the qualifications of the candidate. The Nominating and Governance Committee may also take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held. To have a candidate considered by the Nominating and Governance Committee, a stockholder must submit the recommendation in writing and must include the following information:

•	the name of the stockholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership;

•	the name of the candidate and the candidate’s resume or a listing of his or her qualifications to be a director of the Company;

•	the written consent of the proposed candidate to be named as a nominee and to serve as a director if elected; and

•	a written statement that the proposed candidate intends to tender his or her irrevocable resignation upon his or her election or re-election, which resignation shall become effective only upon such proposed candidate’s failure to receive the requisite number of votes and the acceptance by the Board of such resignation.

The stockholder recommendation and information described above must be sent to the Corporate Secretary at our principal executive offices and must be received by the Corporate Secretary not less than one hundred twenty (120) calendar days before the one year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with the prior year’s annual meeting of stockholders; provided, however, in the event such annual meeting of the stockholders has been changed by more than thirty (30) days from the date of the prior year’s annual meeting of the stockholders, notice by a stockholder of a recommendation must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of such upcoming annual meeting of the stockholders and ten (10) calendar days following the date on which public announcement of the date of the upcoming annual meeting of the stockholders is first made.

Director Candidate Evaluation

In its evaluation of director candidates, including the members of our Board of Directors eligible for re- election, the Nominating and Corporate Governance Committee considers a number of factors, including the following: the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board; and such factors as judgment, independence, character and integrity, area of expertise, diversity of experience, length of service, and potential conflicts of interest.

With respect to diversity, the Nominating and Corporate Governance Committee also focuses on various factors such as diversity of gender, race and national origin, education, professional experience, and differences in viewpoints and skills. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and the Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating and Governance Committee identifies potential nominees through independent research and through consultation with current directors and executive officers and other professional colleagues. The Nominating and Governance Committee looks for persons meeting the criteria above, and takes note of individuals who have had a change in circumstances that might make them available to serve on the Board. The Nominating and Governance Committee also, from time to time, in its discretion, may engage firms that specialize in identifying director candidates. As described above, the Nominating and Governance Committee will also consider candidates recommended by stockholders and will evaluate such recommendations in the same manner that it evaluates any potential nominee.

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Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Nominating and Governance Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Nominating and Governance Committee determines that the candidate warrants further consideration, the chairman or another member of the Nominating and Governance Committee would contact the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Nominating and Governance Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in relation to other candidates that the Nominating and Governance Committee might be considering. The Nominating and Governance Committee and other directors (including our Chairman and our Chief Executive Officer) may also conduct one or more interviews with the candidate, either in person, telephonically, or both. In certain instances, Nominating and Governance Committee members or other Board members may request a background check, may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Nominating and Governance Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a stockholder, although, as stated above, the Nominating and Governance Committee may take into consideration the number of shares held by the recommending stockholder and the length of time that such shares have been held in order to try to substantiate the stockholders depth of interest in the Company.

Stockholder Communications with Directors

Our Board encourages stockholders or other interested parties who are interested in communicating directly with our independent directors as a group to do so by writing to the independent directors in care of our Corporate Secretary. Stockholders can send communications by mail, fax or email to: Corporate Secretary, Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, if by fax to: +1-210-312-4848, or if by email to secretary@rackspace.com. Correspondence received from stockholders or other interested parties and addressed to our independent directors will be reviewed by our Corporate Secretary or his or her designee, who will forward to our independent directors all such correspondence that, in the opinion of our Corporate Secretary, deals with the functions of the Board or committees thereof or that our Corporate Secretary otherwise determines requires their attention.

Continuing Education

Our Board encourages its members to pursue continuing education in order to enhance their effectiveness as Board members. In 2015, the Board provided four hours of continuing education to its members as part of their regularly scheduled Board agenda.

Risk Management

The Board has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee oversees management of financial risks and has taken the lead role with respect to overall risk management oversight. The Audit Committee directly monitors our Company’s enterprise risk management process and provides annual updates to the full Board. The Compensation Committee is responsible for overseeing the management of risks relating to the Company’s executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the Board of Directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board of Directors is regularly informed through committee reports about such risks. The Board also routinely addresses specific risks related to corporate strategies as part of its normal agenda for its scheduled quarterly meetings. In addition, in order to facilitate communication regarding, among other things, risk management, our Vice President of Internal Audit reports directly to both the Chairman of the Audit Committee as well as our Chief Financial Officer.

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Sustainability

Rackspace thinks about sustainability holistically: People, Pocket and Planet. Key components of our strategy include measuring and reducing our global emissions, benchmarking against world-class companies, engaging stakeholders, driving meaningful change and communicating our progress. Energy is our largest source of emissions and we’re committed to powering our operation with 100% renewable energy. In 2015, Rackspace procured 41% renewable energy to power our global operation. Rackspace has been recognized for our sustainability leadership through its listing on the Dow Jones Sustainability Index and the FTSE4Good Index and reported our first results to The Carbon Disclosure Project.

Political Contributions

Our Board oversees our political spending activity. We do not presently make any corporate political contributions. However, we do participate in the political process in other ways to help shape public policy and address legislation that impacts Rackspace and our industry. Our involvement aims to ensure that the interests of our customers, stockholders, employees, and other stakeholders are fairly represented at all levels of government. We are members of certain major U.S. trade associations from which a percentage of the dues we pay may be used for political spending, we have embarked on various lobbying efforts to address pertinent legislation and we have set up a state political action committee which is funded entirely by voluntary employee contributions (no corporate funds).

Headquarters Information and Website Information

Our headquarters are located at 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218 and the telephone number is (210) 312-4600. The Company’s website can be found at http://www.rackspace.com.

Vote Required and Board of Directors’ Recommendation

The election of each of the two Class II Directors requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the election of that director. You may vote either “FOR” or “AGAINST” each director nominee or you may abstain. A properly executed proxy marked “ABSTAIN” with respect to any director will be counted for purposes of determining whether there is a quorum, but it will not be counted for purposes of determining the number of votes cast with respect to the election of such a director, and thus it will not have the same effect as a vote against the proposal.

RECOMMENDATION

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE TWO
NOMINEES FOR CLASS II DIRECTOR LISTED ABOVE.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the Securities and Exchange Commission, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

Role of the Audit Committee

The Audit Committee operates under a written charter last amended by the Board of Directors on November 4, 2015, which provides that its functions include the oversight of the quality of the Company’s financial reports and other financial information and its compliance with legal and regulatory requirements, the appointment, compensation and oversight of the Company’s independent registered public accounting firm, KPMG LLP, including reviewing their independence, reviewing and approving the planned scope of the annual audit, reviewing and pre-approving any non-audit services that may be performed by KPMG LLP, reviewing with management and KPMG LLP the adequacy of internal financial controls, and reviewing critical accounting policies and estimates, and the application of U.S. generally accepted accounting principles. A more detailed description of the functions and responsibilities of the Audit Committee can be found in Rackspace’s Audit Committee Charter, published on the corporate governance section of Rackspace’s Investor Relations website at http://ir.rackspace.com.

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management is responsible for the Company’s internal controls, financial reporting process, and compliance with laws and regulations and ethical business standards. KPMG LLP is responsible for expressing an opinion as to the conformity of the Company’s consolidated financial statements with generally accepted accounting principles and auditing of management’s assessment of internal controls over financial reporting.

Review of Audited Financial Statements for Fiscal Year ended December 31, 2015

The Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2015 with management. The Audit Committee discussed with KPMG LLP the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board (PCAOB).

The Audit Committee received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussion with Audit Committees) and the Audit Committee has discussed the independence of KPMG LLP with that firm. The Audit Committee reviewed the fees paid to KPMG LLP for its services and determined that KPMG LLP has not provided any non-audit services to Rackspace in 2015 except for $553,000 in audit-related, tax consulting and other fees. See fee schedule in “Proposal 2–Ratification of Appointment of Independent Registered Public Accounting Firm–Audit and Non-Audit Fees.”

The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, including the confidential, anonymous submission by Rackspace employees, received through established procedures, of concerns regarding questionable accounting or auditing matters.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for filing with the Securities and Exchange Commission.

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Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditor. Accordingly, the Audit Committee oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States), that the consolidated financial statements are presented in accordance with U.S. generally accepted accounting principles or that KPMG LLP is in fact “independent.”

THE AUDIT COMMITTEE

John Harper (Chairman)

Michael Sam Gilliland

Kevin Costello

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PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has appointed KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016. The Board recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board and Audit Committee will reconsider the selection, though a change will not necessarily be made. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered accounting firm at any time during the year if it determines that such a change would be in our stockholders’ best interests.

KPMG LLP has audited our balance sheets as of December 31, 2014 and 2015, and our related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the yearly periods ended December 31, 2013, December 31, 2014, and December 31, 2015. We expect representatives of KPMG LLP to be present in person or by telephone at the Annual Meeting and will be available to respond to appropriate questions. They will also have the opportunity to make a statement if they desire to do so.

Audit and Non-Audit Fees

The following table sets forth fees billed for professional audit services and other services rendered to us by KPMG LLP during the fiscal years ended December 31, 2014 and 2015:

	Year Ended December 31,
Fee Category	2014	2015
Audit Fees	$1,808,682	$2,503,000
Audit -Related Fees	138,451	200,000
Tax Fees	276,487	353,000
All Other Fees	—	—
Total	$2,223,620	$3,056,000

Audit Fees. Consists of the aggregate fees billed for professional services rendered for the audit of our annual financial statements and review of financial statements included in our quarterly reports and for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements for those fiscal years.

Audit-Related Fees. Consists of the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services for 2014 and 2015 consisted of fees associated with transactions.

Tax Fees. Consists of the aggregate fees billed for professional services rendered for tax compliance, tax advice, and tax planning. These services for 2014 and 2015 consisted of tax advice on international tax matters.

All Other Fees. Consists of the aggregate fees billed for products and services, other than the services reported above. We did not pay any fees in this category to KPMG LLP for the periods presented.

Policy on Pre-Approval of Audit and Non-Audit Services

It is the policy of our Audit Committee to pre-approve all audit and permissible non-audit services to be performed by KPMG LLP. Our Audit Committee pre-approves services by authorizing, either generally or specifically, projects within the categories outlined above, subject to budgeted amounts. To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairman of the Audit Committee the authority to address any requests for pre-approval of services between Audit Committee meetings; provided,

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however, that such additional or amended services may not affect KPMG LLP’s independence under applicable SEC rules. The Chairman of the Audit Committee must report any pre-approval decisions to the Audit Committee at its next scheduled meeting.

100% of KPMG LLP’s services and fees in fiscal 2015 were pre-approved by the Audit Committee.

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to ratify the appointment of KPMG LLP as our independent registered public accounting firm.

RECOMMENDATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF
THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM.

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PROPOSAL 3—APPROVAL OF THE EXECUTIVE BONUS PLAN

We are asking stockholders to approve an Executive Bonus Plan (the “Plan”) under which we may provide incentives to eligible employees to achieve our business objectives. If approved by stockholders, the Plan potentially would permit us to receive a full federal income tax deduction for compensation (if any) paid under the Plan. Our Board of Directors (the “Board”) has approved the Plan, subject to the approval of our stockholders at the 2016 Annual Meeting of Stockholders. Approval of the Plan requires the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting.

We historically have paid bonuses to our employees under our Cash Bonus Plan, which was not approved by stockholders.

Stockholder approval is not required for Rackspace to be able to offer bonuses or other cash incentives to our employees. However, under Section 162(m) of the Internal Revenue Code (“Section 162(m)”), the Company may not receive a federal income tax deduction for compensation (including bonuses) paid to the Company’s Chief Executive Officer or any of the three other most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of these persons receives total compensation of more than $1 million in any one year. Notwithstanding that general rule, if the compensation qualifies as “performance-based” under Section 162(m), we still may able to receive a federal income tax deduction for the compensation, even if total compensation to an affected employee otherwise is more than $1 million during a single year.

The Plan allows the Company the opportunity to choose to pay incentive compensation that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return. In order for compensation to qualify as performance-based, the plan under which the compensation is paid must (among other things) be approved by stockholders. Therefore, we are asking stockholders to approve the Plan at the Annual Meeting. If stockholders do not approve the Plan, we will not use the Plan and it will be terminated. In that case, we may choose to pay bonuses or other incentives to our employees under another plan or arrangement.

The following paragraphs provide a summary of the principal features of the Plan and its operation. The Plan is set forth in its entirety as Appendix A to this Proxy Statement. The following summary is qualified in its entirety by reference to Appendix A.

Purpose

The purpose of the Plan is to promote the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company’s objectives. The Plan accomplishes this by paying awards only after the achievement of specified performance goals.

Eligibility to Participate

The Compensation Committee (the “Committee”) of our Board will be the administrator of the Plan. The Committee will have authority to select any employees of the Company and its affiliates to be eligible to earn an award under the Plan. The actual number of employees who will be eligible during any particular year cannot be determined in advance because the Committee has discretion to select the participants. As of the date of this proxy statement, there are no participants in the Plan. No determination has been made as to how many employees might participate in the Plan in the future but we currently expect that approximately five to ten employees will participate in the Plan at any given time.

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Target Awards and Performance Goals

Under the Plan, the Committee assigns each participant a target award and performance goal or goals for a performance period set by the Committee. The participant’s target award typically will be expressed as a formula, a dollar amount or as a percentage of his or her base salary.

Each performance period will last for at least one fiscal quarter and not longer than twelve fiscal quarters (in other words, each performance period will be no shorter than approximately three months nor longer than approximately thirty-six months), as determined by the Committee. More than one performance period may exist at any one time and the performance periods may vary in length.

For each performance period, the Committee will specify one or more performance goal(s) that must be achieved before an award actually will be paid to the participant for that performance period. The performance goals set by the Committee may require the achievement of objectives for one or more of:

•	Customer Metrics

•	Earnings

•	Revenue

•	Total Shareholder Return

The Committee may choose to set target goals: (1) in absolute terms, (2) in relative terms (including, but not limited to, the passage of time, historical results, and/or against other companies or financial metrics), (3) as measured against assets, shares or human resources of the Company, (4) against the performance of the Company as a whole or against particular business units, lines or products of the Company, (5) on a pre- tax or after-tax basis, and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. Performance goals may differ from participant to participant, from performance period to performance period and from award to award. The Committee also will determine whether any element(s) (for example, the effect of mergers or acquisitions) will be included in or excluded from the calculations (whether or not such determinations result in any performance goal being measured on a basis other than GAAP).

Actual Awards

After a performance period ends, the Committee will certify in writing the extent to which the specified performance goals actually were achieved. The actual award that is earned, if any, will be determined using an objective formula that increases or decreases the participant’s award based on the level of actual performance attained. The Committee has discretion to reduce or eliminate (but not to increase) the actual award otherwise payable to any participant based on actual performance. In any case, the Plan limits actual awards to a maximum of $6 million per participant for any fiscal year of the Company, even if actual performance versus the specified goals otherwise would entitle the participant to a greater payout.

Any actual award that is earned generally will be paid in cash no later than two and one-half months after the performance period ends. The Committee (in its discretion) also may choose to pay bonuses to Plan participants outside of the Plan on terms established by the Committee from time to time. Any such bonuses likely would not qualify as performance-based under Section 162(m).

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Administration

The Committee will administer the Plan, unless and until the Board chooses a different Committee (comprised solely of members of the Board) to administer the Plan. Members of the committee that administers the Plan must qualify as outside directors under Section 162(m). Subject to the terms of the Plan, the Committee has sole discretion to:

•	Select the employees who will be eligible to receive awards;

•	Determine the target award for each participant;

•	Determine the performance goals that must be achieved before any actual awards are paid;

•	Establish a payout formula to provide for an actual award greater or less than a participant’s target award to reflect actual performance versus the predetermined performance goals; and

•	Interpret the provisions of the Plan.

Bonuses Paid to Certain Individuals and Groups

The Company has not established any performance periods under the Plan nor has the Committee designated any employees as participants in the Plan. Moreover, awards (if any) under the Plan are determined based on actual future performance. As a result, future actual awards cannot now be determined. The Committee has established a performance period under the Plan for the Company’s 2016 fiscal year. By way of illustration only, the following table shows the bonuses that were paid under our Cash Bonus Plan to the persons and groups listed in the table, based on the terms of the Cash Bonus Plan. These bonuses were not paid under the Plan and bonuses under the Plan (if any) may be higher or lower than the amounts shown in the table. Our executive officers are eligible to be participants under the Plan and therefore to receive awards under the Plan.

Actual 2015
Name of Individual of Group	Award
William Taylor Rhodes - CEO and President	$718,463
Karl Pichler - CFO, Senior Vice President and Treasurer	$303,450
Mark W. Roenigk - GM, Senior Vice President and Treasurer	$303,110
Scott Crenshaw - Senior Vice President, Strategy and Product (US)	$191,599
Tiffany Lathe - General Counsel and Vice President	$171,047

All executive officers, as a group	$1,687,669
All directors who are not executive officers, as a group (1)	$0
All employees who are not executive officers, as a group	$0

(1)     This group is not eligible to participate in the Plan.

Tax Effects of the Plan

As described above, the Plan is designed to allow the Committee to pay bonuses that are intended to qualify as “performance-based” compensation under Section 162(m). Under Section 162(m), the Company may not receive a federal income tax deduction for compensation paid to the Company’s Chief Executive Officer or any of our other three most highly compensated executive officers (other than our Chief Financial Officer) to the extent that any of those persons receives total compensation of more than $1 million in any one year. “Performance-based” compensation that qualifies under Section 162(m) is exempt from this $1 million limitation. The Plan allows the Company the opportunity to choose to pay incentive compensation

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that is intended to be performance-based and therefore potentially fully tax deductible on the Company’s federal income tax return (subject to future changes in tax laws and other circumstances). The Company also may choose to pay other or additional compensation outside of the Plan that is not intended to qualify as performance-based compensation (and that therefore may not be tax deductible for the Company). For example, base salaries do not qualify as performance-based compensation and any bonuses that we pay that are outside of the Plan also would not qualify as performance-based compensation.

Amendment and Termination of the Plan

The Board or the Committee may amend or terminate the Plan at any time and for any reason. An amendment will be subject to stockholder approval to the extent necessary under Section 162(m).

Vote Required and Board of Directors’ Recommendation

The affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve the Company’s Executive Bonus Plan.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR
APPROVAL OF THE EXECUTIVE BONUS PLAN

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EXECUTIVE OFFICERS

Set forth below is the name, age, and position of each of our executive officers.

Executive Officer	Age	Title
William Taylor Rhodes	44	Chief Executive Officer and President
Karl Pichler	44	Chief Financial Officer, Senior Vice President and Treasurer
Mark W. Roenigk	54	General Manager, Senior Vice President, Worldwide Operations
Scott Crenshaw	51	Senior Vice President, Strategy and Product
Tiffany Lathe (1)	45	General Counsel and Vice President
Joseph Saporito	62	Chief Accounting Officer
Eugene DeFelice	58	General Counsel and Senior Vice President
Alex Pinchev	65	EVP and President, Global Sales and Marketing

(1)     Tiffany Lathe served as General Counsel until December 7, 2015.

William Taylor Rhodes—For biographical information see “Proposal 1—Election of Directors—Nominees for Class II Directors.”

Karl Pichler has served as our Chief Financial Officer, Senior Vice President and Treasurer since April 2011. Previously, Mr. Pichler served as our Vice President, Finance and held various roles in both the US and International operations. Prior to joining Rackspace in 2005, Mr. Pichler served as Vice President of the North American Middle Market Advisory Practice at Stern Stewart & Co. in New York, specializing in management, valuation, and incentive applications of economic profit under its trademarked name of EVA. Early in his career, Mr. Pichler was a research fellow at the Institute for Financial Management at the University of Bern in Switzerland and worked as a business analyst at Swiss Bank Corporation. Pichler is a CFA Charterholder and graduated Magna Cum Laude from the University of Bern, Switzerland, receiving a Licentiate Rerum Politicarum in Business Administration and Economics.

Mark W. Roenigk has served as our General Manager, Senior Vice President, Worldwide Operations since December 2015, and previously served as our Chief Operating Officer since joining us in December 2009. From January 2008 until December 2009, Mr. Roenigk was the Chief Procurement Officer and Vice President, Operational Excellence at eBay, where he was responsible for the implementation of a company-wide operational excellence program that substantially improved the customer experience while driving significant process and financial efficiencies. From December 2006 until January 2008, Mr. Roenigk was the Senior Vice President, Operations at XM Satellite Radio where he was responsible for all supply chain activities and global procurement in the manufacturing and distribution of XM products. From April 2004 to August 2006 he was Vice President, Supply Chain Operations, at Intuit, and from February 1995 to March 2004 was a General Manager at Microsoft Corporation across a variety of operational roles. Mr. Roenigk received his B.B.A. in Management from Texas A&M University.

Scott Crenshaw has served as our Senior Vice President, Strategy and Product since he joined us in April 2015, and is responsible for our corporate strategy, business development, and certain product and engineering portfolio, and is also General Manager of our Cloud Business Unit. Prior to joining Rackspace, Mr. Crenshaw was Senior Vice President, Products, at VeriSign, Inc. from July 2013 to March 2015, where he led the development of the company’s new businesses, products and services. From September 2012 to May 2013, he served as Senior Vice President, Strategy, and Chief Marketing Officer at Acronis, Inc., a provider of data protection and disaster recovery software. From December 2004 to August 2012, Mr. Crenshaw held several executive roles at Red Hat, Inc., including Vice President and General Manager of the Platform (Linux) Business Unit, and Vice President and General Manager of the cloud business unit. Mr. Crenshaw’s executive

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and business experience also includes serving as Chief Executive Officer of NTRU Cryptosystems, Inc., and eight years at Datawatch Corporation, including as Vice President of Business Development & Product Development. Mr. Crenshaw earned his B.S. in computer science from North Carolina State University and an M.B.A. from the Massachusetts Institute of Technology, where he was a Sloan Fellow at the Sloan School of Management.

Tiffany Lathe served as our General Counsel and Vice President from February 2014 to December 2015, and is based out of our London office. Ms. Lathe joined Rackspace in 2007 as Vice President, International Legal and in February 2013 also became the leader of the International Human Resources Department, where she continued to serve until she became General Counsel. Prior to joining Rackspace, Ms. Lathe was a solicitor at Martineau Johnson Solicitors, based in Birmingham, UK. She received her first degree from the University of York in 1992, followed by her Common Professional Examination/ Postgraduate Diploma in Legal Studies from the University of Birmingham in 2003 and Postgraduate Diploma in Legal Practice in 2004 from the College of Law, Birmingham.

Joseph Saporito has served as our Chief Accounting Officer since February 2012. From 2008 until joining Rackspace, Mr. Saporito practiced as a financial consultant and Leadership Coach. From 2002 to 2008, he served as the Executive Vice President and Chief Financial Officer of Carriage Services, Inc., a New York Stock Exchange company. Mr. Saporito’s prior professional experience includes 15 years as a partner with Arthur Andersen, LLP. Mr. Saporito currently serves as a director of US Dataworks, Inc. Mr. Saporito earned a B.A. in Accounting from the University of South Florida. He is a CPA and is certified as a Leadership Coach by Georgetown University.

Eugene DeFelice has served as our General Counsel and Senior Vice President since December 2015. Mr. DeFelice has over 30 years of legal experience, over 20 years of which is in corporate healthcare and technology, as well as leadership roles in sales, marketing and general management. Prior to joining Rackspace, Mr. DeFelice served as an Executive Vice President, General Counsel and Corporate Secretary of HMS Holdings Corp. from March 2014 to November 2015. He served as Vice President, General Counsel and Corporate Secretary of Barnes & Noble, Inc. from September 2010 to July 2013. He served as the Senior Vice President, General Counsel and Corporate Secretary of SAVVIS Inc. from November 2006 to August 2010. From 1986 to 2005, Mr. DeFelice held various legal and executive positions of increasing responsibility at several healthcare and technology companies. He received his B.A. from Rutgers University, an M.B.A. with distinction from Webster University in Geneva Switzerland, and a J.D. from Seton Hall University School of Law.

Alex Pinchev, has served as our Executive Vice President and President, Global Sales and Marketing since January 2016, where he oversees our global sales and marketing organizations. Mr. Pinchev has over 30 years of technology industry experience. Immediately prior to joining Rackspace, from 2013 to 2015 Mr. Pinchev was the Founder and Chief Executive Officer of Capri Ventures LLC, a strategic advisory firm advising technology companies to develop go-to-market strategies, to scale and to accelerate growth. From 2012 to 2013, Mr. Pinchev was the President and Chief Executive Officer of Acronis, Inc., a provider of data protection and disaster recovery software. From 2003 to 2012, Mr. Pinchev was Executive Vice President and President of Global Sales, Services and Marketing at Red Hat, Inc., where he drove significant revenue growth. Mr. Pinchev was the Founder, Chairman, Chief Executive Officer and President of MainControl, Inc. from 1996 until its successful acquisition by MRO Software, Inc. in 2002. Mr. Pinchev founded Interchip and served as its President and Chief Executive Officer from 1987 to 1996. He has held numerous director positions of technology companies. He serves on the Advisory Board at George Mason University. Mr. Pinchev earned his B.S. in Applied Mathematics and Computer Science from the University of St. Petersburg and a Masters in Computer Science from Tel Aviv University. Mr. Pinchev holds a master’s degree in Applied Mathematics and Computer Science from University ITMO in St. Petersburg, Russia, confirmed by the Ministry of Education in Israel.

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COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our named executive officers for 2015 should be read together with the compensation tables and related disclosures set forth below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion. In addition, this discussion contains performance objectives established by us for 2015 solely with respect to our compensation programs. Such performance objectives do not constitute guidance regarding our expected future operating results.

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Executive Summary

Rackspace is the world leader in the managed cloud segment of the business information technology (“IT”) market. As a global company, we sell our services in more than 120 countries to more than 300,000 business customers, including a majority of the Fortune 100 companies. We help customers tap the power of cloud computing by delivering world-class service on the world’s leading technology platforms. We are experts in IT, so our customers do not have to be.

Our market for executive and employee talent is highly competitive, and we are proud of our ability to hire high quality, talented, and dedicated employees. Our compensation philosophy in 2015 was designed to provide competitive pay opportunities for our executive officers, while maintaining focus on driving performance and long-term alignment with our stockholders.

Key Performance Highlights

In 2015, we focused on deepening our service delivery and service differentiation on industry leading platforms and promoting our industry leading managed cloud expertise. Highlights from the year include:

•	Net revenue reached $2 billion on revenue growth of 11.5% from 2014;

•	We launched managed service offerings on leading public cloud technologies Amazon Web Services and Microsoft Azure;

•	We launched our Managed Security offering to assist customers in addressing data security, protecting critical business processes, and mitigating risks from potential cyber-attacks and threats;

•	We opened a new state-of-the art data center in London;

•	We completed a $500 million offering of Senior Notes; and

•	We purchased and retired $367 million of shares of our common stock through our authorized share repurchase program.

Selected financials are provided below for fiscal 2014 and 2015.

	Year ended December 31,
Dollar amounts in millions	2014	2015	% Growth
Net Revenue	$1,794.4	$2,001.3	11.5%
Income from Operations	$163.5	$206.1	26.1%
Net Income	$110.6	$126.2	14.1%
Adjusted EBITDA Margin	33.7%	34.2%	0.5%

Key Compensation Highlights

In 2015 our named executive officers were William Taylor Rhodes, Karl Pichler, Mark W. Roenigk, Scott Crenshaw, and Tiffany Lathe. The key compensation actions and decisions for 2015 were as follows:

•	Base salaries for our named executive officers increased between 0% and 21%. No increase was provided to our Chief Executive Officer in 2015.

•	We did not fully achieve the target level of performance in our short-term incentive plan, which paid out at only 90% of the target performance level for the year.

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•	Long-term incentive compensation opportunities for our named executive officers were awarded in equal grant value of performance-based restricted stock unit awards (“PSUs”) and service-vesting restricted stock unit awards (“RSUs”). Total annual grant values were within the competitive range of individuals in similar roles at peer companies.

•	PSU awards granted in 2015 provide that the underlying units will be earned based on the achievement of a pre-established revenue goal, with higher payout for achievement of the goal in two years, and lower payout for achievement of the goal in either three or four years. The Compensation Committee believes these awards have improved line-of-sight, and thus motivation, for recipients over prior years’ awards.

•	The PSU awards granted prior to 2014 were to be earned based on total shareholder return (“TSR”) relative to the NASDAQ Internet Index. The two awards with performance periods ending in 2015 did not meet the pre-established performance levels and were forfeited.

•	The PSU awards granted in 2014 were to be earned based on the achievement of a 10% compound annual growth rate in our revenues through 2015. This performance goal was deemed to have been achieved and the named executive officers earned the target number of shares of our common stock subject to such awards.

•	A large portion of the compensation provided to our Chief Executive Officer and other named executive officers was performance-based – 50% and 40% respectively. The majority of such compensation was at-risk or otherwise vested over multi-year periods – 90% and 85% respectively – which we believe aligns executives with the long-term interests of stockholders.

2015 Pay Mix Summary

The charts above are based on the following: Salary, Bonus, and All Other Compensation Earnings as disclosed in the Summary Compensation Table; Non-Equity Incentives (Short-Term Incentive) and Equity Incentives (Performance-Based and Service-Vesting Equity) as disclosed in the Grants of Plan Based Awards table.

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Executive Compensation Policies and Practices

We seek to maintain sound governance standards consistent with our executive compensation policies and practices. The Compensation Committee evaluates our executive compensation program on a regular basis to ensure that it is consistent with our short- and long-term goals and reflective of the dynamic nature of our business and the market in which we compete for executive talent. The following policies and practices were in effect during 2015:

✓	Our Compensation Committee is comprised solely of independent directors;

✓	Our Compensation Committee has engaged an independent consultant to advise on market practices;

✓	Our Compensation Committee conducts an annual review and approval of our compensation strategy, including a review and determination of our compensation peer group used for comparative purposes;

✓	Our executive officers receive the same employee benefits as our employee group as a whole and are generally not entitled to any executive perquisites, except in limited circumstances where they serve a legitimate business purpose;

✓	We do not currently offer, nor do we have plans to provide, pension arrangements, retirement plans or nonqualified deferred compensation plans or arrangements exclusively to our executive officers;

✓	Executive officers are not entitled to any tax gross-up treatment, including for any cash severance or equity vesting acceleration following a Change of Control;

✓	Change of Control payments and benefits are limited. Some executives receive reasonable cash severance if terminated within 12 months of a qualifying Change of Control. Equity awards generally continue to vest, unless the acquiring company fails to assume the grant or the executive experiences a qualifying termination within 12 months, or if the performance period of an award truncates and is evaluated for actual achievement through the date of the Change of Control;

✓	We have an equity grant process that provides for pre-established, regular grant dates each year following formally adopted practices and procedures;

✓	We have stock ownership guidelines for our executive officers;

✓	We have a prohibition against hedging, and limit the ability to pledge our common stock; and

✓	Our Compensation Committee annually reviews our compensation-related risk profile to ensure our programs do not encourage inappropriate or excessive risk taking. The Committee has determined that our compensation programs do not create inappropriate or excessive risk that is likely to have a material adverse effect on the Company.

2014 Say-On-Pay Vote Results

At our 2011 Annual Meeting of Stockholders, we held a non-binding advisory vote on the frequency of the non-binding advisory vote on named executive officer compensation - commonly referred to as Say-on-Pay Frequency Vote. Our stockholders cast the highest number of votes for voting on a three-year basis. In light of this result, the Board determined that we will hold non-binding advisory votes on named executive officer compensation every three years until the 2017 Annual Meeting of Stockholders, when we will be required to hold the next Say-on-Pay Frequency Vote.

Our most recent Say-on-Pay vote was held at the 2014 Annual Meeting of Stockholders, in which stockholders approved our named executive officer compensation with approximately 87% of the votes cast in favor of the proposal. As the Compensation Committee has evaluated our executive compensation policies and

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practices since that vote, it has been mindful of the strong support expressed for our compensation philosophy as well as the feedback received from stockholder interactions. As a result, following the annual review of our executive compensation philosophy, the Compensation Committee decided to retain our general approach to executive compensation.

Decision Making Process in Setting Executive Compensation

Role of the Compensation Committee

The Compensation Committee has overall responsibility for recommending the compensation of our Chief Executive Officer for approval from our independent directors, and determining the compensation of our other executive officers.

Our executive compensation program is evaluated twice annually based on our performance, our executive officers’ performance, and after considering competitive market data from our Peer Group and compensation surveys. The Compensation Committee evaluates the performance of our executive officers and, after seeking advice and recommendations from the Chief Executive Officer, approves any and all changes to compensation. These performance reviews and compensation decisions primarily occur in the first quarter of the fiscal year, and are updated in the third quarter. The Chief Executive Officer is not present during deliberations of his own performance or compensation.

The Compensation Committee and the Chief Executive Officer also seek input from its independent consultant and our Human Resources team and generally take other steps as appropriate, including relying on their respective experience, in determining appropriate compensation levels for the executives. Please see “Role of Compensation Consultant” and “Role of Management” below.

Although many compensation decisions are made in the first and third quarters of the calendar year, the compensation evaluation process is ongoing. Compensation discussions and decisions are designed to promote our fundamental business objectives and strategy. Evaluation of management performance and rewards is performed quarterly or more often as needed. The Compensation Committee has the discretion to adjust a component of compensation during the year if it determines that circumstances warrant.

The Compensation Committee has taken the following steps to ensure that executive compensation and benefit policies are consistent with both our compensation philosophy and our corporate governance guidelines:

•	Evaluated our compensation practices and assisted in developing and implementing the executive compensation policy;

•	Established a practice, in accordance with the rules of the NYSE, of reviewing the performance and determining the compensation earned, paid, or awarded to our Chief Executive Officer independent of input from him; and

•	Established a policy, in accordance with the rules of the NYSE, of reviewing on an annual basis the performance of our other executive officers with assistance from the Chief Executive Officer and determining what it believes to be appropriate total compensation for these executive officers.

Role of Compensation Consultant

The Compensation Committee is authorized to engage the services of outside consultants. The Compensation Committee retained Compensia, Inc. as its compensation consultant in 2015. The consultant provides reports for the Compensation Committee on a regular basis, including annual reviews of (1) the appropriateness of our compensation Peer Group, (2) the competitiveness of our executive compensation programs and practices relative to our compensation Peer Group, and (3) an analysis of risk underlying our compensation programs. In general, the consultant provides limited or no services to management outside of duties relating to requests from the Compensation Committee and the Board.

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The Compensation Committee performs an annual review of the compensation consultant’s performance and its independence under the SEC and NYSE rules and determined there were no conflicts of interest with Compensia, Inc.

Role of Management

The Compensation Committee meets regularly with our Chief Executive Officer, and works with members of our Human Resources, Legal, Finance, and Accounting teams to fulfill its duties, including design, management, and administration of our short- and long-term incentives; discuss the Company’s Compensation Discussion and Analysis and produce the Report of the Compensation Committee for the Proxy Statement; and set compensation for our executive officers. Members of management are also authorized to engage the compensation consultant on behalf of the Compensation Committee.

Compensation Philosophy and Use of Market Data

Compensation Philosophy and Objectives

Our executive compensation program seeks to support our corporate strategy through a combination of incentives and benefits that align with the long-term interests of our stockholders. The Compensation Committee considers the following objectives in making compensation decisions:

Objective	Description
Competitive Pay	Competitive pay opportunities are necessary to attract and retain talented and qualified executive officers. The Committee generally considers the competitive market range of our Peer Group when setting salary, short-term non-equity incentives, and long-term equity incentives.
Balanced Pay Mix	Our compensation program is a combination of short- and long-term, cash and equity, and fixed and performance-based components. A majority of our executive compensation program is performance-based and ‘at-risk,’ or otherwise focused on the long-term, which we believe aligns our executive officers’ interests with stockholders.
Pay for Performance	Our short- and long-term incentive programs are intended to motivate executive officers to pursue and achieve our corporate objectives. Our awards are designed to provide above target payouts when Rackspace over performs, and below target when Rackspace under performs.
No Pay for Failure or Golden Parachutes	The Company provides severance guarantees on a limited basis, always in conjunction with the execution of a non-compete and other restrictive covenants. The Committee believes these severance guarantees are fair, necessary to attract and retain key talent, and do not demonstrate pay for failure. We generally do not provide cash payments following a Change of Control unless the executive officer also experiences a qualifying termination of employment.
Stockholder Alignment	We require named executive officers to have a meaningful financial stake in the Company. This is managed through annual equity grants with multi-year vesting schedules and/or performance goals, and by requiring members of management to hold a minimum level of Company stock.
Balanced Performance Management	We use a combination of financial performance metrics, varying time horizons, and compensation vehicles to provide a balanced and comprehensive measure of performance.
Manage Compensation Risk	We set incentive goals in such a way as to discourage excessive risk taking, and avoid placing too much emphasis on any one metric or performance time horizon.

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The Compensation Committee evaluates annually—or as priorities evolve and circumstances dictate—each component of our executive compensation program on a quantitative and qualitative basis to determine if the program is achieving its objectives. We anticipate making new awards and adjustments to the components of our executive compensation program in connection with our scheduled compensation reviews and based upon the recommendations to the Compensation Committee by our Chief Executive Officer and/or other members of management.

Weight of Compensation Components

We do not use pre-defined ratios in determining the allocation of compensation between base salary, bonus, and equity components. Rather, we set each executive officer’s total compensation based on market conditions, geographic considerations, competitive market data, and other factors. Our compensation policies related to executive compensation apply equally to all of our named executive officers. Differences in compensation levels among our executive officers generally reflect differing skill sets, experience, responsibilities, criticality to the organization, and relative contributions.

Use of Competitive Market Data

One reference point the Compensation Committee used in determining compensation in 2015 included a competitive market analysis drawn from a blend of two data sources:

•	Select Peer Group. Publicly available data for a group of twenty publicly traded companies with a financial profile similar to Rackspace (“Select Peer Group” or “Peer Group”); and

•	Companies Survey. A Radford Executive Survey data cut comprised of participating Peer Group companies, or if sufficient data were not available, among technology companies with revenues between $1 billion and $3 billion.

Updated competitive market data from the Peer Group and Radford Executive Survey are generally provided at the August Compensation Committee meeting, and refreshed in the February Compensation Committee meeting when pay changes are approved. The Peer Group used in decision making in the second half of 2014 and the first half of 2015 was comprised of the following companies:

Akamai Technologies	F5 Networks	Riverbed Technology
ANSYS	FLIR Systems	Skyworks Solutions
Cadence Design Systems	Informatica	Solera Holdings
Cree	Nuance Communications	Teradata
Dolby Laboratories	PTC	TIBCO Software
Equinix	Red Hat	VeriSign

In May 2015, the Compensation Committee revised the make-up of the Peer Group. The peer selection criteria were:

1.	Companies in the technology industry with a preference for our direct competitors.

2.	Companies with four quarter revenues (at the time of review) of approximately 0.5X to 2.0X our size

3.	Potential peers are filtered based on market cap-to-revenue with a minimum multiple of 2.0, and for overall market capitalization (at the time of review) of approximately 0.33X to 3.0X our size.

4.	Companies not headquartered in the United States are excluded, due to different market practices and compensation design as well as more limited disclosure of executive compensation data.

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Based on this review, the Compensation Committee excluded two companies that were in the prior year’s peer group. Dolby Laboratories was dropped to better align the peer group with our financial profile, and TIBCO Software was dropped following its December 2014 acquisition by Vista Equity Partners. The Compensation Committee added Altera, Autodesk, Citrix Systems, and Synopsys as replacements, because these companies met the selection criteria at the time of the review.

The revised peer group for 2015 consists of the following companies:

Akamai Technologies	Equinix	Riverbed Technology
Altera	F5 Networks	Skyworks Solutions
ANSYS	FLIR Systems	Synopsys
Autodesk	Informatica	Solera Holdings
Cadence Design Systems	Nuance Communications	Teradata
Citrix Systems	PTC	VeriSign
Cree	Red Hat

As a result of these changes, our revenue, market capitalization, and market capitalization-to-revenue ratio were near the median of the peer group, and one- and three-year revenue growth rates were in the upper quartile of the group.

The financial profile of the Peer Group was updated in early 2016. Our revenues were near the median, while revenue growth rates remained in the upper quartiles. Our market capitalization and market capitalization-to-revenue ratios were near the bottom of the Peer Group.

The Compensation Committee compared the primary pay components for each executive officer relative to market data, composed of a blend of the Peer Group and the Radford Executive Survey. The Compensation Committee does not use a specific target of the market data when setting compensation. Actual placement varies by executive and by each element of compensation, and generally ranges from the 25th to the 75th percentiles based on the executives’ individual skills, experiences, and responsibilities, and internal pay parity between executives. Individual circumstances include performance, criticality to the organization, length of tenure with the organization, and potential ongoing contributions to the Company.

Components of Executive Compensation

Our executive compensation program consists of base salaries, short-term non-equity incentives, long-term equity-based incentives, employee benefits, and severance compensation and termination protection benefits as further described below. We believe that each individual component serves a critical role in our compensation program, and all together are effective in achieving our overall objectives.

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Our executives’ total compensation may vary significantly from year to year based on the results of the Company, business unit results, and individual performance.

Component	Description and Purpose		Link to Business Strategy		Results in 2015
Base Salaries	• • •

Fixed compensation.

Provide financial stability, and compensation for significant responsibilities.

Reviewed annually and adjusted relative to external market, internal parity, and individual performance.

• •

Competitive base salaries are necessary to attract and retain executive talent.

Increases are not automatic or guaranteed, and are generally tied to the annual performance cycle and external market review.

					•	Salaries for named executive officers increased between 0% and 21% in 2015.
Short-Term Incentives (Non-Equity)	• • •	At-risk compensation. Rewards for short-term performance on key financial measures. Named executive officers generally participate in the same short-term incentive program as other Rackers.	• •

Performance metrics and targets evaluated annually for alignment with business strategy.

Supports pay-for-performance philosophy by holding Rackers accountable for performance relative to expectations.

					• •	Payouts in 2015 were conditional on achievement of net income before bonus targets. 2015 performance resulted in overall funding for the short-term incentive program of 90% of target.
Long-Term Incentives (Equity)	• •	At-risk compensation. Balance short-term thinking with long-term perspective.	•	Promote share ownership and align executives with long-term stockholder interests.	•	Annual award grant values in 2015 were based 50% on performance and 50% on retention.

• Service-Vesting	• •	Grants in the form of Restricted Stock Units. Generally vest in equal annual installments over a four year period subject to continued employment	•	Provides long-term retention of key talent.	•	Service-vesting equity grants in 2015 followed our general practice, except for grants provided to Mr. Crenshaw upon joining Rackspace, and grants provided to Mr. Roenigk in December upon assuming his new role.
• Performance-Based	• •

Conditional on achievement of performance metrics over one or more years, and may be subject to additional vesting.

Leveraged payout schedules provide additional incentive to over-perform through higher-than-target payouts and stock appreciation.

			•	Drives long-term sustainable performance that we believe will ultimately deliver long-term value to stockholders.

Grants in 2015 include:

•     PSU awards that are earned based on attainment of a pre-established revenue target, achievable over two- to-four years.

•     PSU awards that are based on attainment of pre-established revenue targets, achievable over one year and vesting ratably over three years.

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Component	Description and Purpose		Link to Business Strategy		Results in 2015
Benefits and Perquisites	• • •

Fixed benefit programs.

Comprehensive benefit programs provide financial stability and peace of mind to employees.

All Rackers generally participate in the same benefit programs – we do not give special treatment to executives.

			• •	Competitive benefit offerings are necessary to attract and retain talent. Treating all Rackers equally regardless of status in the organization is an important aspect of our Company culture.	• • •

Named executive officers are generally provided the same benefits available to other VPs and Rackers.

Ms. Lathe received a car allowance under a legacy international program.

In 2015, the Committee approved the installation of a home security system for Mr. Rhodes.

Severance Compensation and Termination Protection	•	Provide limited severance and/or Change of Control benefit in exchange for agreement to non-compete, non-hire, and non-solicit clauses.	• •

Severance benefits allow us to attract top talent candidates while protecting Rackspace interests.

Limited Change of Control benefits allow executives to focus on running the business without concern over job security.

					• •	Currently, Rackspace has few agreements with employees providing severance and/or Change of Control protection. Rackspace does not provide gross-ups for any taxes upon a Change of Control.

Base Salaries

The Compensation Committee reviews competitive market data when setting base salaries. While salaries generally fall between the 25th and 75th percentiles of the market data, new executive officers may be positioned at higher percentiles relative to the external market for their role in order to induce them to join Rackspace, and executive officers with significant, additional responsibilities may similarly be positioned at higher percentiles relative to the external market for their role.

The following table shows base salary increases for 2015:

		Percentage
	2015 Base	Increase
Executive (1)	Salary	from 2014
William Taylor Rhodes - Chief Executive Officer and President
	$700,000	0%
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
	$425,000	0%
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations (1)
	$485,000	21%
Scott Crenshaw - Senior Vice President, Strategy and Product (2)
	$400,000	N/A
Tiffany Lathe - General Counsel and Vice President (3)
	£209,000	15%

(1)	On December 7, 2015, Mr. Roenigk became General Manager, Senior Vice President, Worldwide Operations. Previously, Mr. Roenigk served as our Chief Operating Officer. Mr. Roenigk’s salary increase represents assumption of responsibilities over our Hybrid and Dedicated businesses in addition to global operations.

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(2)	Mr. Crenshaw joined Rackspace on April 6, 2015 as our Senior Vice President, Strategy and Product.

(3)	Ms. Lathe served as interim General Counsel from February 2014 to December 2015. Ms. Lathe formerly received a £27,000 annualized stipend for her service as interim General Counsel. This stipend was made permanent in March 2015 in recognition of her service to the Company.

Short-Term Incentive Compensation

The Company’s short-term cash bonus plan is a non-equity incentive, or NEIP, and is based on the achievement of quarterly and annual performance goals. The NEIP is designed to reward executives and other employees for the achievement of our short-term financial and strategic goals. Executive officers participate in the same NEIP as all other Rackers, except those covered by incentive plans designed for sales, product development, or support. We believe rewarding our executive and non-executive employees based on achievement of the same financial and corporate objectives contributes to a collaborative, team-oriented culture.

The NEIP is designed to align rewards with the execution of activities that drive measurable success and progress against our growth strategies as reflected in our annual operating plan. This program provides a direct and measurable way to align each executive officer’s goals with our corporate objectives of building high- performing teams of talented and engaged Rackers, creating loyal customers, and increasing revenue, profit, and stockholder value. Achievement of the goals requires a sustained high level of performance.

Target bonus percentages for our named executive officers were unchanged in 2015, and were 115% of salary for Mr. Rhodes, 80% for Messrs. Pichler, Roenigk, and Crenshaw, and 60% for Ms. Lathe. The Compensation Committee considers the competitive market range when setting target bonus percentages.

The 2015 NEIP was based on quarterly targets for adjusted net income and results were evaluated quarterly. For actual performance above the target, 75% of the difference between the actual and target performance level was added to the bonus pool for all Rackers. For performance below the target, 75% of the difference was removed from the bonus pool. The Company achieved adjusted net income of $24.2 million, $22.9 million, $27.1 million, and $35.9 million in each of Q1, Q2, Q3, and Q4, relative to the targets of $22.2 million, $25.8 million, $33.7 million, and $40.2 million.

Because the plan is designed to pay out less than the actual quarterly attainment if there is an under- achievement and more if there is an over-achievement, the resulting quarterly payouts can substantially deviate from annual results. In fact, in 2015 this possibility played out in that the quarterly payout amounts would have resulted in an 82% annual payout, although there was a 90% annual achievement of the targets. The Compensation Committee believed it was appropriate to adjust the payout to better reflect the achievement of our performance goals over the full year, and therefore adjusted the annual payout amount from 82% to 90%, to align it with the 90% achievement. All payouts under the NEIP for 2015 were consistent with the Company’s previously disclosed terms of the plan.

Long-Term Incentive Compensation

We provide long-term incentive compensation in the form of equity awards to incentivize our executive officers to increase long-term stockholder value, to foster a long-term commitment to us and our stockholders, and to attract and retain executives.

The Compensation Committee considers a number of factors when determining the size and mix of our long-term incentive compensation arrangements, including competitive market practices, individual performance, retention needs, and the executive officer’s overall compensation package. Initial equity awards granted at the commencement of employment are generally designed to attract experienced executives, and may therefore be weighted more heavily towards service-vesting. Subsequent awards are designed to ensure that equity compensation remains competitive within our industry group and provides significant retention incentive. These annual awards are generally evenly weighted between performance-based and service-vesting vehicles.

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In 2010 we introduced equity holding requirements for our executive officers as described below under “Other Considerations and Policies—Stock Ownership Guidelines for Management.”

Annual Equity Awards

On March 4, 2015, our executive officers were granted performance-based restricted stock unit awards. These PSU awards have a minimum performance period of two years, and are earned based upon the achievement of a pre-established revenue goal. This revenue goal may be achieved as early as two years or as late as four years following the date of grant. The performance period started on January 1, 2015, and progress against the target performance level is measured annually. If the revenue goal is achieved:

•	Within the first two years, then 75% of the target number of shares will immediately vest on certification and an additional 75% will vest on August 15, 2017; or

•	Within the first three years, then 50% of the target number of shares will immediately vest on certification and an additional 50% will vest on August 15, 2018; or

•	Within the first four years, then 25% of the target number of shares will immediately vest on certification and an additional 25% will vest on August 15, 2019.

The PSU awards may not vest any earlier than December 31, 2016, and will be forfeited if the revenue goal is not achieved by the completion of the fiscal year ending December 31, 2018.

On August 13, 2015, our executive officers were granted service-vesting restricted stock unit awards. The RSU awards vest in four equal annual installments beginning on August 15, 2016.

Recruiting and Special Awards

On May 20, 2015, Mr. Crenshaw received an equity award with an initial accounting value of approximately $3 million, comprised one-third of PSUs and two-thirds of RSUs. This award was offered as a material inducement for Mr. Crenshaw to join Rackspace. The PSU award is subject to the same performance requirements as those granted to the other named executive officers on March 4, 2015. The RSU award vests in two equal installments, on each of the first and second anniversaries of the grant date.

On December 14, 2015, Mr. Roenigk received an additional equity award in conjunction with his promotion and the execution of an employment agreement. This award had an initial accounting value of approximately $3 million, comprised one-half of PSUs and one-half of RSUs. The PSU award will be earned based on the achievement of pre-established revenue goals, and may be earned between 50% and 200% the target number of shares. One-third of the shares earned will be delivered upon certification of the performance goal attainment and the remaining two-thirds of the shares will be delivered in two equal annual installments beginning on November 15, 2017. The RSU award will vest in three equal annual installments beginning on November 15, 2016.

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Prior Year Grants with Performance Periods Ending in 2015

PSUs granted prior to 2014 were generally to be earned contingent on our absolute and relative total shareholder returns, or TSR. The PSUs granted on February 27, 2012 and August 21, 2012 were to be earned if, on the third anniversary of the grant date: (1) the Company’s absolute TSR was not negative, and (2) the Company’s relative TSR was in the top 65.0% of the NASDAQ Internet Index. For this purpose, TSR was calculated based on the average closing stock price for the 20 trading days prior to the grant and measurement dates. The number of shares of our common stock ultimately earned was as described below, with interpolation for performance between the minimum, target, and maximum payout levels:

3-Year Performance Vested PSU’s
Top 25.0% TSR for NASDAQ Internet Index	150% of target shares
Top 50.0% TSR for NASDAQ Internet Index	100% of target shares
Top 65.0% TSR for NASDAQ Internet Index	50% of target shares

The Compensation Committee determined that the PSUs granted on February 27, 2012 and August 21, 2012 did not meet the stated performance criteria, and were subsequently canceled. Similar PSUs were awarded on May 22, 2013 and August 22, 2013, and are still outstanding, with their performance period ending in 2016.

On March 6, 2014, the Compensation Committee granted PSUs to Messrs. Pichler and Roenigk and Ms. Lathe. These PSU awards were to be earned based on the achievement of a compound annual growth rate in Company fiscal revenues in excess of 10% through 2015. In March 2016, the PSUs vested upon the Committee’s certification that the performance goal was achieved. As a result, Messrs. Pichler and Roenigk each vested in 17,594 shares, and Ms. Lathe vested in 8,797 shares. Mr. Rhodes did not receive a PSU award on March 6, 2014, and Mr. Crenshaw was not an employee in 2014.

Benefits and Perquisites

Our executive officers participate in our standard benefit plans, which are generally offered to all employees.

In the US, these benefits include our Section 401(k) plan, group medical, dental, and vision programs, and health care and flexible spending accounts. Vice Presidents and Senior Vice Presidents in the US are eligible to participate in our Nonqualified Deferred Compensation plan, but there is no Company matching contribution for this program.

In the UK, these benefits include Company contributions to our retirement savings plan, single level private medical insurance, and other wellness benefits not subsidized by the Company. As a Vice President in the UK, Ms. Lathe receives higher Company contributions to her retirement savings plan than employees below the level of Vice President.

Life and disability insurance benefits are standard within each country for every Racker.

In general, we do not provide any perquisites or other personal benefits to our executive officers. Executive officers do not earn additional retirement income under any supplemental executive retirement plan. Ms. Lathe received a car allowance as a legacy practice in our international business. The Compensation Committee discontinued this practice for executive officers effective December 31, 2015. In 2015, the Compensation Committee reviewed Mr. Rhodes’s personal security arrangement resulting from his position as Chief Executive Officer, and approved payment for the installation of a home security system. Mr. Rhodes is responsible for the ongoing monitoring costs of this system.

See the “All Other Compensation Earnings” column of the Summary Compensation Table.

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Severance Compensation and Termination Protection

Our Compensation Committee believes that our limited severance payment and equity vesting benefit upon termination of employment following Change of Control (a “double-trigger” arrangement) minimizes the distraction caused by a potential corporate transaction, and reduces the risk that an executive officer will leave his or her employment before a transaction is consummated.

In general, all equity awards are forfeited upon any and all forms of separation from the Company, except for certain equity awards provided to Messrs. Rhodes and Roenigk as part of a promotion to a new role and upon executing an employment agreement. Service-vesting equity awards do not accelerate unless the recipient experiences a qualifying termination of employment within 12 months of the Change of Control. Performance- based equity awards granted prior to December 2015 truncate upon a Change of Control, and the underlying shares of common stock are earned based on actual performance achieved. Starting with PSU awards granted in December 2015, performance-based awards will convert to time based awards at the target performance level and will continue to vest, unless the employee experiences a qualifying termination of employment within 12 months of a Change of Control.

See the section entitled “Employment Contracts and Change of Control Arrangements” in this proxy statement for a description of the tables setting forth the potential payments to be made to each named executive officer and definitions of key terms under these agreements.

Executive Compensation Changes for 2016

Short-Term Incentive Plan

The calculation of our 2016 short-term incentive will be based on the Company’s performance against profit and revenue goals established by the Compensation Committee to better incentivize executive officers towards profitable growth.

Long-Term Incentive Compensation

In 2016, the performance-based component of our long-term incentives will be earned subject to the achievement of pre-established profit and revenue goals. The overall mix of award grant value will remain split evenly between performance-based restricted stock units and service-vesting restricted stock units.

CEO Compensation and Pay for Performance

Mr. Rhodes was appointed as our Chief Executive Officer in September 2014. At that time, the independent members of our Board set his target total direct compensation below the median of our Peer Group pending a further review of his performance in his new position. Mr. Rhodes did not receive an increase to his base salary or bonus target in 2015, which resulted in his target total cash compensation opportunity for the year at approximately the 30th percentile of our Peer Group. Mr. Rhodes’s target long-term incentive compensation opportunity was approximately at the 55th percentile.

In recommending Mr. Rhodes’s compensation and pay mix to the independent directors, the Compensation Committee considered several factors, including his tenure in the role, competitive market positioning, market trends and practices, and performance alignment. The Compensation Committee recommended that Mr. Rhodes’s target total direct compensation opportunity be significantly performance-based and/or aligned to long-term stockholder value creation. Consequently, over half of his 2015 target total direct compensation opportunity was performance-based, and over three-fourths of his target total direct compensation opportunity was delivered in equity awards vesting over multi-year periods.

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The following graph illustrates the correlation between Mr. Rhodes’s compensation and our financial performance during his tenure as our President and/or CEO. Realizable pay is defined as the sum of base salary, actual short-term incentive payouts, and the “intrinsic” value of his outstanding equity awards based on the December 31, 2015 closing price of our stock, $25.32 per share, with performance-based equity awards assumed to be achieved at the target performance level. Between 2014 and 2015, Mr. Rhodes’s realizable pay declined 38% from the value of his target total direct compensation opportunity. The Compensation Committee believes this relationship illustrates alignment between our executive compensation program and our performance.

Other Compensation Policies

Equity Grant Practices

We have an equity award process that provides for pre-established, regular grant dates each year following formally adopted practices and procedures. If we grant equity awards other than as part of this process, those awards also have a pre-established regular grant date following our practices and procedures.

Our Amended and Restated 2007 Long-Term Incentive Plan prohibits any back-dating of stock options, and prohibits option repricing without stockholder approval.

Stock Ownership Guidelines for Management

We maintain stock ownership requirements for our executive officers. Under these requirements, our Chief Executive Officer must hold shares of our common stock with a value equal to or greater than three times his current annual base salary and our other executive officers must hold shares of our common stock with a value equal to or greater than one time their annual base salary. The “in-the-money” value of vested stock options and the value of shares of our common stock held outright or in trust are used in determining whether our executive officers have satisfied their stock ownership requirements. If our executive officers do not meet these ownership requirements, 50% of the after-tax value must be retained in shares for any vesting or exercise transaction.

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Prohibition on Hedging/Policy on Pledging

As part of our insider trading policies, we have implemented “no hedging” practices which help ensure that executive officers maintain long-term performance alignment with the Company and other stockholders. Additionally, equity holdings available for pledge as collateral are limited to the greater of (i) one-third of the individual’s total stock holdings (including vested options in the denominator; or (ii) 100,000 shares; provided that any such amount not exceed an amount equal to the greater of 1% of the outstanding shares or the average weekly reported volume of trading during the four calendar weeks preceding the pledge and further provided that any pledge first receive pre-clearance from our General Counsel, and that any such pledge may not occur during a blackout period.

Tax Considerations

Section 162(m) places a limit of $1.0 million on the amount of compensation we may deduct for federal income tax purposes in any one year with respect to our Chief Executive Officer and certain other highly compensated executive officers, unless certain exemption requirements are met. An exemption to this deductibility limit may be available for various forms of “performance-based” compensation. While the Compensation Committee cannot predict how the deductibility limit may impact our executive compensation program in future years, the Compensation Committee intends to maintain an approach to executive compensation that strongly links pay to performance. In addition, while the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our named executive officers, the Compensation Committee intends to consider tax deductibility under Section 162(m) as a factor in compensation structure. The Compensation Committee reserves the discretion to award compensation that is not tax deductible if it determines that doing so is in the best interests of the Company and its stockholders.

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REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report shall not be deemed to be (i) “soliciting material,” (ii) “filed” with the SEC, (iii) subject to Regulations 14A or 14C of the Exchange Act, or (iv) subject to the liabilities of Section 18 of the Exchange Act. This report shall not be deemed incorporated by reference into any of our other filings under the Exchange Act or the Securities Act of 1933, as amended, except to the extent the Company specifically incorporates it by reference into such filing.

We, the Compensation Committee of the Board of Directors of Rackspace Hosting, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Rackspace Hosting, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

THE COMPENSATION COMMITTEE
Ossa Fisher (Chairman)
Michael Sam Gilliland
Lila Tretikov
John Harper

Risk Considerations in our Compensation Program

The Compensation Committee reviews the relationship between risk and reward in our compensation programs on an ongoing basis. Its compensation consultant is engaged annually to review the Company’s compensation programs for inherent risks that may be generated through our programs, policies, or practices for our executive officers or other employees.

The Compensation Committee believes that the combination of different types of compensation, the amount of compensation, and our internal controls mitigate potential risk. At this time, the Compensation Committee believes that our compensation programs do not create risks that are reasonably likely to have a materially adverse effect on the Company.

Elements of our executive compensation program that we believe mitigate excessive risks are:

•	Compensation levels are within a reasonable range of the external market.

•	Balance of fixed and variable compensation, and short- and long-term incentives. The majority of executive officer compensation is variable and is in the form of long-term incentives.

•	Performance metrics are generally balanced between the top and bottom line. The 2016 short-term incentive and long-term performance-based awards will be based on both revenue and profit metrics.

•	Incentive plan payouts are capped, and targets are reasonably difficult to achieve. Our Compensation Committee reviews and approves our bonus formula and has the authority to limit payouts.

•	Executive officers are subject to stock ownership requirements, trading restrictions while in possession of material information, and are prohibited from hedging.

•	Strict internal controls over the measurement and calculation of profit and revenue, designed to keep performance metrics from being susceptible to manipulation by any employee, including our executives.

•	All of our employees are required to receive continuing education of ethics and on our Code of Business Conduct and Ethics, which covers among other things, accuracy of books and record.

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Compensation Committee Interlocks and Insider Participation

No current member of our Compensation Committee, consisting of Ossa Fisher (Chairman), Michael Sam Gilliland, Lila Tretikov, and John Harper has ever been an officer or employee of ours. None of our executive officers serve, or have served during the past fiscal year, as a member of the Board of Directors or Compensation Committee of any other company that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Summary Compensation Table

The following table presents certain information required by the SEC relating to various forms of compensation awarded to, earned by or paid during the years set forth below to the persons who served as our principal executive officer and principal financial officer in 2015, and the three most highly compensated executive officers, other than the principal executive officer and principal financial officer, serving at December 31, 2015. Such executive officers collectively are referred to as the “named executive officers.”

Year	Salary	Bonus		Grant Date Fair Value for Stock Awards (RSU) (1)	Grant Date Fair Value for Options (1)	Non-Equity Incentive Plan Compensation (2)	All Other Compensation Earnings		Total
William Taylor Rhodes - Chief Executive Officer and President (3)
2015	$702,606	$—		$5,499,969	$—	$718,463	$14,984	(4)	$6,936,022
2014	566,519	5,000		10,949,912	449,998	530,550	868	(4)	12,502,847
2013	374,938	—		1,274,911	424,979	191,452	72,541	(4)	2,338,821
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
2015	$428,387	$—		$1,599,985	$—	$303,450	$2,143	(6)	$2,333,965
2014	425,220	106,250	(5)	2,354,591	249,997	275,400	1,104	(6)	3,412,562
2013	359,615	—		824,959	274,985	182,213	2,457	(6)	1,644,229
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations
2015	$405,763	$—		$4,499,899	$—	$303,110	$2,910	(7)	$5,211,682
2014	396,233	—		2,248,347	249,997	235,200	2,454	(7)	3,132,231
2013	363,269	—		712,388	237,476	181,770	2,457	(7)	1,497,360
Scott Crenshaw - Senior Vice President, Strategy and Product - US (8)
2015	$298,883	$500,000	(9)	$3,749,906	$—	$191,599	$96,852	(10)	$4,837,240
2014	—	—		—	—	—	—		—
2013	—	—		—	—	—	—		—
Tiffany Lathe - General Counsel and Vice President (11)
2015	$310,431	$3,439	(12)	$624,974	$—	$171,047	$49,594	(13)	$1,159,485
2014	277,178	126,556	(12)	1,328,359	—	138,764	47,533	(13)	1,918,390
2013	237,870	—		150,253	150,268	122,605	42,717	(13)	703,713

(1)	Excluding the impact of the forfeiture rate relating to service-based vesting conditions, these amounts represent the aggregate grant date fair value of restricted stock unit and option awards. These amounts do not represent the actual amounts paid to or realized by the named executive officer for these awards. The value at the grant date for restricted stock units and option awards is recognized over the number of days of service required for the grant to become vested.

(2)	Represents payments of the NEIP designed to reward named executive officers for achievement of our financial and strategic goals for 2013, 2014, and 2015, as further described in the “Compensation Discussion and Analysis.”

(3)	Mr. Rhodes was appointed to the position of President on January 13, 2014. He was then appointed to the position of Chief Executive Officer on September 16, 2014. Mr. Rhodes’s cash compensation was paid in British pounds from January 1, 2013 through June 30, 2013. The amounts presented for the six months ended June 30, 2013 have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5449.

(4)	Represents $609 in Company matching contributions to the 401(k) Plan, $180 in life insurance premiums, $861 in taxable gifts and $13,334 for a home security system for the year ended December 31, 2015; $180 in life insurance premiums and $688 in taxable gifts for the year ended December 31, 2014; and $53,453 in a cost of living allowance, $18,725 in relocation expense reimbursements, $176 in private health and dental insurance and $187 in life insurance premiums for the year ended December 31, 2013.

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(5)	Represents a discretionary bonus paid to Mr. Pichler in 2014 as a reward for work completed during the strategic transaction evaluation.

(6)	Represents $1,963 in Company matching contributions to the 401(k) Plan and $180 in life insurance premium for the year ended December 31, 2015; $924 in Company matching contributions to the 401(k) Plan and $180 in life insurance premium for the year ended December 31, 2014; and $2,040 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013.

(7)	Represents $2,496 in Company matching contributions to the 401(k) Plan and $414 in life insurance premium for the year ended December 31, 2015; $2,040 in Company matching contribution to the 401(k) Plan and $414 in life insurance premiums for the year ended December 31, 2014; and $2,040 in Company matching contribution to the 401(k) Plan and $417 in life insurance premiums for the year ended December 31, 2013.

(8)	Mr. Crenshaw was appointed to the position of Senior Vice President, Strategy and Product on April 6, 2015.

(9)	Represents a sign-on bonus paid to Mr. Crenshaw.

(10)	Represents $535 in Company matching contributions to the 401(k) Plan, $303 in life insurance premium and $96,014 in relocation reimbursement for the year ended December 31, 2015.

(11)	Ms. Lathe’s cash compensation is paid in British pounds. The amounts presented in this summary compensation table for the years ended December 31, 2013, 2014 and 2015 have been converted from British pounds to U.S. dollars using the average exchange rates of £1 = $1.5643, £1 = $1.6476 and £1 = $1.5283, respectively.

(12)	Represents a stipend received while serving as interim General Counsel. The amount reported for 2014 includes $81,144 paid in 2014 as a reward for work completed during the strategic transaction evaluation. The remaining $45,412 represents the stipend Ms. Lathe received in her role as interim General Counsel. Please see “Compensation Discussion and Analysis–Base Salaries” for more details.

(13)	Represents $31,254 in Company contributions to retirement savings and $18,340 in car allowance for the year ended December 31, 2015; $27,762 in Company contributions to retirement savings and $19,771 in car allowance for the year ended December 31, 2014; and $23,945 in Company contributions to retirement savings and $18,772 in car allowance for the year ended December 31, 2013.

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Grants of Plan-Based Awards in Fiscal 2015

The following table set forth information regarding grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2015.

Grant Date	Estimated Possible Payouts under NonEquity Incentive Plan Awards Target (1)	All Other Stock Awards: Number of Shares of Stock or Units		All Other Options Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards/Incremental Fair Value
William Taylor Rhodes - Chief Executive Officer and President
3/4/2015	—	54,650	(2)	—	$—	$2,749,988
8/13/2015	—	93,125	(3)	—	—	$2,749,981
—	$805,000	—		—	—	—
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
3/4/2015	—	15,898	(2)	—	—	$799,988
8/13/2015	—	27,091	(3)	—	—	$799,997
—	$340,000	—		—	—	—
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations
3/4/2015	—	14,904	(2)	—	—	$749,969
8/13/2015	—	25,397	(3)	—	—	$749,973
12/14/2015	—	120,966	(4)	—	—	$2,999,957
—	$337,000	—		—	—	—
Scott Crenshaw - Senior Vice President, Strategy and Product - US
5/20/2015	—	69,604	(5)	—	—	$2,999,932
8/13/2015	—	25,397	(3)	—	—	$749,974
—	$235,608	—		—	—	—
Tiffany Lathe - General Counsel and Vice President (6)
3/4/2015	—	6,210	(2)	—	—	$312,487
8/13/2015	—	10,582	(3)	—	—	$312,487
—	$191,649	—		—	—	—

(1)	The Compensation Committee has set a maximum annual payout of 150% of the target. There is no threshold payment amount under our Non-Equity Incentive Plan.

(2)	Represents performance-based restricted stock units (“PSUs”) granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These PSUs’ are to be earned based on the achievement of a pre-established revenue goal. Annual measurement dates commence on December 31, 2016 and continue until the units are earned or December 31, 2018, at which time the units will be forfeited if the performance goal has not been met.

(3)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. These restricted stock units vest in four equal annual installments beginning on August 15, 2016, so long as the named executive officer continues to be employed with us.

(4)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. 60,483 of these restricted stock units vest in three equal annual installments beginning on November 15, 2016, so long as the named executive officer continues to be employed with us. The remaining 60,483 units are to be earned based on the achievement of pre-established revenue goals, and may be earned between 50% and 200% of target depending on achievement relative to the goal. One-third of the shares of our common stock subject to the units will be delivered upon certification of the performance level attainment, and the remaining two-thirds of the shares will be delivered in two equal annual installments beginning on November 15, 2017, so long as the named executive officer continues to be employed with us. These PSUs will be forfeited if the performance goal has not been met. For more information, see the “Compensation Discussion and Analysis—Long-Term Incentive Compensation–Recruiting and Special Awards.”

(5)	Represents restricted stock units granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan. 46,403 of these restricted stock units vest in two equal installments, on each of the first and second anniversaries of the grant date, so long as the named executive officer continues to be employed with us. The remaining 23,201 units are to be earned based on the same performance goals as the PSUs granted to the other named executive officers on March 4, 2015. For more information, see the “Compensation Discussion and Analysis—Long-Term Incentive Compensation–Recruiting and Special Awards.”

(6)	Ms. Lathe’s non-equity incentive plan target converted from British pounds to U.S. dollars using the average exchange rate of £1 = $1.5283.

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Summary Compensation Table and Grants of Plan-Based Awards Table Discussion

See the section entitled “Employment Contracts and Change-of-Control Arrangements” in this proxy statement for a summary of the potential payments to be made to each named executive officer in the event of a termination of employment and definitions of key terms under these agreements.

We have not repriced any stock options or made any material modifications to any equity based awards held by our named executive officers during 2015.

Outstanding Equity Awards at December 31, 2015

The following table sets forth information regarding the outstanding stock options and other stock awards held by our named executive officers as of December 31, 2015, valued at $25.32, the fair market value per share of our common stock on that date.

	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying	Option		Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That	That Have	That Have
Grant	Options (#)	Options (#)	Price	Expiration	Not Yet	Have Not	Not	Not Vested
Date	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)	Vested (#)	($)
William Taylor Rhodes - Chief Executive Officer
8/13/2015(1)	—	—	—	—	93,125	2,357,925	—	—
3/4/2015(2)	—	—	—	—	—	—	54,650	1,383,738
11/12/2014(1)	—	—	—	—	26,408	668,651	—	—
11/12/2014(3)	—	—	—	—	—	—	105,633	2,674,628
8/14/2014(1)	—	—	—	—	36,115	914,432	—	—
3/6/2014(1)	—	—	—	—	8,907	225,525	—	—
3/6/2014(4)	—	—	—	—	52,784	1,336,491	—	—
3/6/2014(5)	6,175	18,523	$37.89	3/6/2021	—	—	—	—
8/22/2013(6)	—	—	—	—	—	—	12,212	309,208
8/12/2013(7)	7,296	7,294	$47.51	8/12/2020	—	—	—	—
8/12/2013(1)	—	—	—	—	2,630	66,592	—	—
5/22/2013(6)	—	—	—	—	—	—	11,748	297,459
5/10/2013(7)	5,996	5,994	$40.43	5/10/2020	—	—	—	—
5/10/2013(1)	—	—	—	—	2,164	54,792	—	—
8/9/2012(7)	3,258	1,086	$53.47	8/9/2019	—	—	—	—
8/9/2012(1)	—	—	—	—	467	11,824	—	—
2/15/2012(7)	1,453	726	$54.12	2/15/2019	—	—	—	—
2/15/2012(8)	—	—	—	—	346	8,761	—	—
8/9/2011(7)	2,596	—	$35.41	8/9/2018	—	—	—	—
2/15/2011(7)	1,987	—	$38.62	2/15/2018	—	—	—	—
8/11/2010(7)	1,407	—	$18.66	8/11/2017	—	—	—	—

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	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying	Option		Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That	That Have	That Have
Grant	Options (#)	Options (#)	Price	Expiration	Not Yet	Have Not	Not	Not Vested
Date	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)	Vested (#)	($)
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
8/13/2015(1)	—	—	—	—	27,091	685,944	—	—
3/4/2015(2)	—	—	—	—	—	—	15,898	402,537
8/14/2014(1)	—	—	—	—	24,076	609,604	—	—
3/6/2014(1)	—	—	—	—	4,948	125,283	—	—
3/6/2014(5)	3,431	10,290	$37.89	3/6/2021	—	—	—	—
3/6/2014(9)	—	—	—	—	—	—	17,594	445,480
8/22/2013(6)	—	—	—	—	—	—	6,106	154,604
8/12/2013(7)	3,648	3,647	$47.51	8/12/2020	—	—	—	—
8/12/2013(1)	—	—	—	—	1,315	33,296	—	—
5/22/2013(6)	—	—	—	—	—	—	10,070	254,972
5/10/2013(7)	5,139	5,138	$40.43	5/10/2020	—	—	—	—
5/10/2013(1)	—	—	—	—	1,854	46,943	—	—
8/9/2012(7)	8,147	2,715	$53.47	8/9/2019	—	—	—	—
8/9/2012(1)	—	—	—	—	1,168	29,574	—	—
2/15/2012(7)	8,721	2,906	$54.12	2/15/2019	—	—	—	—
2/15/2012(8)	—	—	—	—	1,385	35,068	—	—
8/9/2011(7)	5,193	—	$35.41	8/9/2018	—	—	—	—
2/15/2011(7)	20,000	—	$38.62	2/15/2018	—	—	—	—
8/11/2010(7)	3,777	—	$18.66	8/11/2017	—	—	—	—
3/10/2010(10)	3,462	—	$19.51	3/10/2020	—	—	—	—
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations
12/14/2015(11)	—	—	—	—	60,483	1,531,430	—	—
12/14/2015(12)	—	—	—	—	—	—	60,483	1,531,430
8/13/2015(1)	—	—	—	—	25,397	643,052	—	—
3/4/2015(2)	—	—	—	—	—	—	14,904	377,369
8/14/2014(1)	—	—	—	—	24,076	609,604	—	—
3/6/2014(1)	—	—	—	—	4,948	125,283	—	—
3/6/2014(5)	3,431	10,290	$37.89	3/6/2021	—	—	—	—
3/6/2014(9)	—	—	—	—	—	—	17,594	445,480
8/22/2013(6)	—	—	—	—	—	—	5,495	139,133
8/12/2013(7)	3,283	3,282	$47.51	8/12/2020	—	—	—	—
8/12/2013(1)	—	—	—	—	1,183	29,954	—	—
5/22/2013(6)	—	—	—	—	—	—	8,392	212,485
5/10/2013(7)	4,282	4,282	$40.43	5/10/2020	—	—	—	—
5/10/2013(1)	—	—	—	—	1,545	39,119	—	—
8/9/2012(7)	3,666	1,222	$53.47	8/9/2019	—	—	—	—
8/9/2012(1)	—	—	—	—	525	13,293	—	—
2/15/2012(7)	3,270	1,090	$54.12	2/15/2019	—	—	—	—
2/15/2012(8)	—	—	—	—	519	13,141	—	—
8/9/2011(7)	7,409	—	$35.41	8/9/2018	—	—	—	—
2/15/2011(7)	6,626	—	$38.62	2/15/2018	—	—	—	—
8/11/2010(7)	4,590	—	$18.66	8/11/2017	—	—	—	—
12/14/2009(10)	13,500	—	$19.89	12/14/2019	—	—	—	—

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	Option Awards				Stock Awards
								Equity
								Incentive
							Equity	Plan
							Incentive	Awards:
							Plan	Market
							Awards:	or Payout
							Number of	Value of
						Market	Unearned	Unearned
					Number of	Value of	Shares,	Shares,
	Number of	Number of			Shares or	Shares or	Units or	Units or
	Securities	Securities			Units of	Units of	Other	Other
	Underlying	Underlying	Option		Stock	Stock	Rights	Rights
	Unexercised	Unexercised	Exercise	Option	That Have	That	That Have	That Have
Grant	Options (#)	Options (#)	Price	Expiration	Not Yet	Have Not	Not	Not Vested
Date	Exercisable	Unexercisable	($)	Date	Vested (#)	Vested ($)	Vested (#)	($)
Scott Crenshaw - Senior Vice President, Strategy and Product - US
8/13/2015(1)	—	—	—	—	25,397	643,052	—	—
5/20/2015(2)	—	—	—	—	—	—	23,201	587,449
5/20/2015(13)	—	—	—	—	46,403	1,174,924	—	—
Tiffany Lathe - General Counsel and Vice President
8/13/2015(1)	—	—	—	—	10,582	267,936	—	—
3/4/2015(2)	—	—	—	—	—	—	6,210	157,237
8/14/2014(1)	—	—	—	—	18,057	457,203	—	—
3/6/2014(9)	—	—	—	—	—	—	8,797	222,740
8/12/2013(7)	1,920	1,919	$47.51	8/12/2020	—	—	—	—
8/12/2013(1)	—	—	—	—	692	17,521	—	—
5/10/2013(7)	2,895	2,894	$40.43	5/10/2020	—	—	—	—
5/10/2013(1)	—	—	—	—	1,044	26,434	—	—
2/15/2012(7)	2,010	669	$54.12	2/15/2019	—	—	—	—
2/15/2012(1)	—	—	—	—	319	8,077	—	—
8/9/2011(7)	5,193	—	$35.41	8/9/2018	—	—	—	—
2/15/2011(7)	2,318	—	$38.62	2/15/2018	—	—	—	—
8/11/2010(7)	944	—	$18.66	8/11/2017	—	—	—	—
3/10/2010(10)	865	—	$19.51	3/10/2020	—	—	—	—

(1)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(2)	These performance-based restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on achieving a pre-established revenue goal. Annual measurement dates commence on December 31, 2016 and continue until the units vest or December 31, 2018, at which time the units will forfeit if the performance goal has not been met. For more information, see the “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Annual Equity Awards.”

(3)	These performance-based restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on achieving a pre-determined revenue goal. Measurement dates commence on September 30, 2016 and continue quarterly until the units vest or September 30, 2018, at which time the units will forfeit if the performance goal has not been met.

(4)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. These units vest on January 13, 2016.

(5)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. These stock options vest in four equal installments, on the later of: (a) each of the first, second, third, and fourth anniversaries of the grant date, and (b) the first date on which the Company’s stock price – measured on a 20-day average – has increased 25% from the exercise price. This stock price threshold was achieved on February 18, 2015.

(6)	These performance-based restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on the Company’s total shareholder return on its common stock for a 3-year period commencing on the grant date as compared to the total stock return for the NASDAQ Internet Index over the same period. For more information, please see the “Compensation Discussion and Analysis— Long-Term Incentive Compensation—Prior Year Grants with Performance Periods Ending in 2015.”

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(7)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The options become exercisable in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 7 years.

(8)	These restricted stock awards were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The awards vest in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date.

(9)	These performance-based restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest on the second anniversary of the grant date, contingent on compound annual revenue growth over the two years exceeding 10%. For more information, please see the “Compensation Discussion and Analysis—Long-Term Incentive Compensation—Prior Year Grants with Performance Periods Ending in 2015.”

(10)	These options were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The options become exercisable in four equal installments, on each of the first, second, third and fourth anniversaries of the grant date and have a term of 10 years.

(11)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest in three equal annual installments beginning on November 15, 2016.

(12)	These performance-based restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units’ vesting is dependent on the achievement of pre-established revenue goals, and may be earned between 50% and 200% of target depending on achievement relative to the goal. One-third of the shares will be delivered upon certification of the performance level attainment, and the remaining two-thirds of the shares will be delivered in two equal annual installments beginning on November 15, 2017, so long as the executive continues to be employed with us. These units will forfeit if the performance target has not been met. For more information, see the “Compensation Discussion and Analysis—Long-Term Incentive Compensation–Recruiting and Special Awards.”

(13)	These restricted stock units were granted pursuant to our Amended and Restated 2007 Long Term Incentive Plan and the approval of our Compensation Committee and Board of Directors. The units vest in two equal installments, on each of the first and second anniversaries of the grant date.

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Option Exercises and Restricted Stock Vesting During Fiscal 2015

The following table sets forth information regarding options exercised by our named executive officers and restricted stock awards vested during the year ended December 31, 2015.

Option Awards		Restricted Stock Awards
Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
William Taylor Rhodes - Chief Executive Officer and President
—	$—	54,517	$2,158,764
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
91,250	$4,469,052	23,231	$970,557
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations
25,000	$757,416	22,573	$945,160
Scott Crenshaw - Senior Vice President, Strategy and Product
—	$—	—	$—
Tiffany Lathe - General Counsel and Vice President
—	$—	12,506	$493,351

(1)	The aggregate dollar amount realized upon exercise of an option represents the difference between the aggregate market price of the shares of our common stock underlying that option on the date of exercise and the aggregate exercise price of the options.

(2)	The aggregate dollar amount realized upon vesting of a restricted stock unit award represents the aggregate market price of the share of our common stock underlying that award on the date vested.

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Nonqualified Deferred Compensation

The following table sets forth information regarding executive or Company contributions, earnings, withdrawals and account balances for the named executive officers in our deferred compensation programs.

	Beginning at Last Fiscal Year 1/1/15	Executive Contributions in 2015 (1)	Registrant Contributions in 2015 (1)	Aggregate Earnings (Losses) in 2015	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/15
William Taylor Rhodes - Chief Executive Officer and President
	—	—	—	—	—	—
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
	—	—	—	—	—	—
Mark W. Roenigk - Chief Operating Officer and Senior Vice President
	$654,445	$186,423	$—	$(4,589)	$(36,676)	$799,603
Scott Crenshaw - Senior Vice President, Strategy and Product
	—	—	—	—	—	—
Tiffany Lathe - General Counsel and Vice President
	—	—	—	—	—	—

(1)	Represents amounts contributed to our Deferred Compensation Plan, which was adopted by our Board of Directors on July 8, 2008. The purpose of the Deferred Compensation Plan is to attract and retain key employees by providing certain eligible employees with the opportunity to defer receipt of a portion of their salary, bonus and other specified compensation. A committee of directors appointed by our Board of Directors selects the individuals who are eligible to participate in the Deferred Compensation Plan. Such individuals must consist of management or highly compensated employees. Once selected, a participant may elect to contribute up to 80% of his or her base salary and up to 100% of his or her other eligible compensation on a pre-tax basis into the Deferred Compensation Plan, in a manner prescribed by the Compensation Committee. The Company does not match any deferrals into the Deferred Compensation Plan.

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2015 Non-Employee Director Compensation

Compensation Philosophy

The Compensation Committee is responsible for reviewing and making recommendations to the Board of Directors regarding all matters pertaining to non-employee director compensation. Our approach is guided by the following principles:

•	Attract top business and industry talent to our Board through a compensation program that is competitive relative to our size and scope;

•	Align long-term interests of our non-employee directors with our stockholders through robust stock ownership guidelines and the grant of annual equity awards; and

•	Ensure the program is transparent, and simple to understand and communicate to both stockholders and non-employee directors.

The Compensation Committee reviews the competitiveness of our non-employee director compensation program every other year, and generally considers the market median when recommending changes. Our program was last reviewed in 2014 using the then-current Peer Group. The non-employee director compensation program below was approved by the Board, effective August 1, 2014.

Compensation Schedule

Compensation Element(1)	Current Program
Annual Board Cash Retainer(1)	$50,000
Annual Board Restricted Stock Unit (“RSUs”) Grant Value(2)	$240,000
Leadership Service Annual Cash Retainers
Lead Director	$50,000
Non-Employee Chairman of the Board	$50,000
Audit Committee chairperson	$35,000
Compensation Committee chairperson	$25,000
Real Estate and Finance Committee chairperson	$15,000
Other Committee chairperson	$12,500
Committee Service Annual Cash Retainers
Audit Committee member (other than the chairperson)	$15,000
Compensation Committee member (other than the chairperson)	$12,500
Other Committee member (other than the chairperson)	$7,500

(1)	A pro-rata portion of each annual cash retainer is earned on a monthly basis and is paid following the applicable calendar month in which such compensation was earned.

(2)	The annual restricted stock unit award is granted following the annual meeting of stockholders, and vests approximately one year from the date of grant. Non-employee directors appointed to the Board after the annual meeting receive a pro-rata portion of the annual restricted stock unit award.

We do not provide any other compensation to our non-employee directors. Employee directors are not compensated for their service as directors.

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Compensation Paid to Non-Employee Directors in 2015

The following table sets forth the annual compensation paid or accrued by us to individuals who were non-employee directors during any part of 2015. The table excludes Mr. Rhodes who, as an employee of the Company, did not receive any additional compensation from us for his service as a director. Compensation paid to Mr. Rhodes is disclosed in the Summary Compensation Table.

Non-Employee Director Compensation for the Year Ended December 31, 2015:

	Fees Earned or Paid in Cash	Grant Date Fair Value for Restricted Stock Units (1)	Total
Graham Weston(2)	$112,500	$239,981	$352,481
Lew Moorman(2)	$55,000	$239,981	$294,981
Kevin Costello(2)(3)	$68,750	$329,299	$398,049
Lila Tretikov(2)	$70,833	$239,981	$310,814
Fred Reichheld(2)	$57,500	$239,981	$297,481
S. James Bishkin(4)	$29,167	$—	$29,167
Mark P. Mellin(4)	$28,333	$—	$28,333
John Harper(2)(5)	$82,500	$292,616	$375,116
Michael Sam Gilliland(2)	$140,000	$239,981	$379,981
Ossa Fisher(2)	$82,500	$239,981	$322,481

(1)	The dollar amount for restricted stock units granted to our non-employee directors was computed in accordance with FASB ASC Topic 718.

(2)	On May 20, 2015, Messrs. Weston, Moorman, Costello, Reichheld, Harper, and Gilliland, and Mmes. Tretikov and Fischer were each granted restricted stock unit awards for 5,568 units. The applicable restrictions will expire and each unit will convert to one share of our common stock on April 1, 2016.

(3)	On March 4, 2015, Mr. Costello was granted a restricted stock unit award for 1,775 units. This amount represents the pro-rated portion of the annual equity award for 2014. The applicable restrictions expired and each unit was converted to one share of our common stock on April 1, 2015.

(4)	Messrs. Bishkin and Mellin retired from the Board effective May 6, 2015 and did not receive an annual equity grant award in 2015.

(5)	On March 4, 2015, Mr. Harper was granted a restricted stock unit award for 1,046 units. This amount represents the pro-rated portion of the annual equity award for 2014. The applicable restrictions expired and each unit was converted to one share of our common stock on April 1, 2015.

Non-Employee Director Stock Ownership Guidelines

The Board believes that our non-employee directors should hold a significant equity interest in Rackspace. Under our stock ownership guidelines for directors, each non-employee director is required to own, within five years after becoming a director, shares of our common stock with a value equal to five times the annual Board cash retainer. The holding requirements are measured as of the first trading day of each calendar year. As of February 29, 2016, all of the non-employee directors, are in compliance with the policy. However, Kevin Costello, Ossa Fisher, John Harper and Lila Tretikov have not achieved the required stock ownership level but continue to have two to four years to meet the requirements.

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EMPLOYMENT CONTRACTS AND CHANGE-OF-CONTROL ARRANGEMENTS

Employment Agreements

As of December 31, 2015, we have entered into employment agreements with Messrs. Rhodes, Roenigk, and Crenshaw, and Ms. Lathe which include, among other things, confidentiality and non-compete covenants.

Mr. Rhodes’s agreement provides for severance payments and benefits equal to:

•	six months’ salary, twelve months target bonus, and six months of COBRA continuation upon resignation for Good Reason, termination of employment without cause, death, or disability unrelated to a Change of Control;

•	24 months’ salary, 24 months target bonus, and 24 months of COBRA continuation upon resignation for Good Reason, termination of employment without cause, death, or disability within 12 months after a Change of Control; and

•	For any termination of employment without cause, full accelerated vesting of the March 6, 2014 RSUs.

Mr. Roenigk’s agreement provides for severance payments and benefits equal to 12 months’ salary for termination of employment without cause or resignation for good reason. If his employment is terminated without cause within 12 months of a Change of Control, Mr. Roenigk will receive salary continuation for the greater of 12 months or the remaining period of his employment agreement term. In addition, the RSUs and PSUs Mr. Roenigk received on December 14, 2015 will accelerate in full if his employment is terminated without cause during the vesting period. If Mr. Roenigk’s employment is terminated during the PSUs’ performance period, the awards will truncate and accelerate for actual performance-to-date.

Mr. Crenshaw’s agreement provides for severance payments and benefits equal to six months’ salary for termination of employment without cause or resignation for good reason.

Ms. Lathe’s agreement provides for, among other things, confidentiality obligations and a three month notice requirement in order to terminate employment.

Our Amended and Restated 2007 Long-Term Incentive Plan generally requires forfeiture of service-vesting awards upon separation as a Service Provider from the Company, except upon death, disability, or termination of employment without cause within 12 months following a Change of Control. PSU awards granted prior to December 2015 truncate on a Change of Control, and shares are earned based on actual performance achieved as of the truncation event. Starting in December 2015, PSUs will convert at the target performance level to service-based awards upon Change of Control, and will continue to vest.

Potential Payments upon Termination or Change of Control

The table below summarizes the potential payments and benefits to be received by our named executive officers upon a Change of Control and upon termination of employment without cause, both in connection with a Change of Control and not in connection with a Change of Control, as if each executive officer’s employment terminated as of December 31, 2015, pursuant to the agreements described above and the applicable equity incentive plan terms and award agreements.

Each severance amount is based on the named executive officer’s 2015 base salary.

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The value of the vesting acceleration shown in the table below was calculated based on the assumption that the Change of Control, if applicable, occurred and the named executive officer’s employment terminated on December 31, 2015 and that the fair market value per share of our common stock on the applicable date was $25.32, the closing market price on December 31, 2015. The value of the option vesting acceleration was calculated by multiplying the number of unvested shares subject to each option by the difference between the market price and the exercise price per share of the option. The value of restricted stock unit vesting acceleration was calculated by multiplying the number of unvested RSUs and target number of PSUs by the market price on December 31, 2015.

	Termination
	Without a				Termination
	Change of		Change of		upon a Change
Benefit	Control		Control		of Control
William Taylor Rhodes - Chief Executive Officer and President
Severance	$357,902	(1)	—		$1,431,608	(2)
Bonus	$805,000	(1)	—		$1,610,000	(2)
Award Acceleration	$1,562,016	(3)	$4,665,033	(4)	$10,310,025	(5)
Karl Pichler - Chief Financial Officer, Senior Vice President and Treasurer
Severance	—		—		—
Bonus	—		—		—
Award Acceleration	—		$1,257,594	(4)	$2,823,307	(5)
Mark W. Roenigk - General Manager, Senior Vice President, Worldwide Operations
Severance	$485,000	(6)	—		$1,422,667	(7)
Bonus	—		—		—
Award Acceleration	$3,062,859	(8)	$1,174,468	(4)	$5,710,774	(5)
Scott Crenshaw - Senior Vice President, Strategy and Product - US
Severance	$200,000	(9)	—		$200,000	(9)
Bonus	—		—		—
Award Acceleration	—		$587,449	(4)	$2,405,425	(5)
Tiffany Lathe - General Counsel and Vice President
Severance	—		—		—
Bonus	—		—		—
Award Acceleration	—		$379,977	(4)	$1,157,149	(5)

(1)	Represents the cash benefit due to Mr. Rhodes if he is terminated without cause. $350,000 of the severance amount is equal to six months of base salary, and $7,902 is equal to six months of COBRA continuation. Mr. Rhodes also receives a payout equal to his annual bonus target, or $805,000. The terms of the employment agreement include a six month noncompetition provision.

(2)	Represents the cash benefit due to Mr. Rhodes if he is terminated without cause following a Change of Control. $1,400,000 of the severance amount is equal to twenty-four months of base salary, and $31,608 is equal to twenty-four months of COBRA continuation. Mr. Rhodes also receives a payout equal to two times his annual bonus target, or $1,610,000. The terms of the employment agreement include a twelve month noncompetition provision.

(3)	Represents the acceleration of the unvested March 6, 2014 RSUs awarded to Mr. Rhodes as of December 31, 2015.

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(4)	Represents the acceleration of unvested performance stock awarded to Messrs. Rhodes, Pichler, and Roenigk, and Ms. Lathe as of December 31, 2015. Under the terms of our Amended and Restated 2007 Long-Term Incentive Plan and Performance Stock Agreement, the performance period under a performance stock grant will truncate upon a Change of Control, and the unvested shares will vest based on actual performance achieved.

(5)	Represents the acceleration of unvested options and restricted stock awarded to Messrs. Rhodes, Pichler, Roenigk, and Crenshaw and Ms. Lathe as of December 31, 2015. Under the terms of our Amended and Restated 2007 Long-Term Incentive Plan and Option Agreement, the unvested shares under an option or restricted stock grant will vest if there is a Change of Control and the employee is terminated without cause within one year of that Change of Control.

(6)	Represents the cash benefit due to Mr. Roenigk if he is terminated without cause. $485,000 of the severance amount is equal to twelve months of base salary. The terms of the employment agreement include a twelve month noncompetition provision and a nonsolicitation provision.

(7)	Represents the cash benefit due to Mr. Roenigk if he is terminated without cause following a Change of Control. The full severance amount represents salary continuation for the greater of 12 months or the remainder of the term of Mr. Roenigk’s employment agreement term. The terms of the employment agreement include a twelve month noncompetition provision and a nonsolicitation provision.

(8)	Represents the acceleration of the unvested December 14, 2015 RSUs and PSUs awarded to Mr. Roenigk as of December 31, 2015.

(9)	Represents the cash benefit due to Mr. Crenshaw if he is terminated without cause. $200,000 of the severance amount is equal to six months of base salary. The terms of the employment agreement include a six month noncompetition provision and a nonsolicitation provision.

Equity Compensation Plan Information

The following table provides information as of December 31, 2015, with respect to shares of our common stock that may be issued, subject to certain vesting requirements, under our existing equity compensation plans, including our Amended and Restated 2007 Long-Term Incentive Plan and our employee stock purchase plan:

	A		B	C
				Number of securities
				remaining available for
	Number of securities to be		Weighted-average	future issuance under
	issued upon exercise of		exercise price of	equity compensation plans
	outstanding options,		outstanding options	(excluding securities
Plan Category	warrants, and rights		warrants, and rights	reflected in column (A))
Equity compensation plans approved by security holders	9,993,838	(1)	$ 16.99	14,201,710	(2)
Equity compensation plans not approved by security holders	—		—	800,000	(3)
Total	9,993,838		$ 16.99	15,001,710

(1)	Consists of 151,359 shares of common stock underlying outstanding options granted under our 2005 Non-Qualified Stock Option Plan and Webmail.us, Inc. 2004 Stock Incentive Plan and 9,842,479 shares of common stock underlying outstanding options and restricted stock units granted under our Amended and Restated 2007 Long-Term Incentive Plan.

(2)	Includes 4,933,260 shares of common stock available for issuance under our employee stock purchase plan and 9,268,450 shares of common stock available for issuance under our 2007 Long Term Incentive Compensation Plan.

(3)	Represents 800,000 shares of common stock available for issuance under our Inducement Equity Incentive Plan.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding beneficial ownership of our common stock as of February 29, 2016 by: (i) all those known by us to be beneficial owners of more than five percent of the outstanding shares of our common stock; (ii) each of our directors and director nominees; (iii) each named executive officer included in the Summary Compensation Table above; and (iv) all directors and executive officers as a group. This table is based on information provided to us or filed with the SEC by our directors, executive officers and principal stockholders. Unless otherwise indicated in the footnotes below, and subject to community property laws where applicable, each of the named persons has sole voting and investment power with respect to the shares shown as beneficially owned.

Applicable percentage ownership is based on 130,109,632 shares of common stock outstanding at February 29, 2016. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options, warrants or other convertible securities held by that person or entity that are currently exercisable or exercisable within 60 days of February 29, 2016. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Beneficial ownership representing less than 1% is denoted with an “*”. Except as indicated in the footnotes to this table and subject to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. This table also includes shares owned by a spouse as community property. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Rackspace Hosting, Inc., 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218.

Shares Beneficially Owned
	(a)		(b)	(a) + (b)
			Common Shares
			That May Be
			Acquired Within
			60 Days of	Total
	Common Shares		February 29,	Beneficial
	Currently Held		2016	Ownership	Percent of
Name of Beneficial Owner	(# of shares)		(# of shares)	(# of shares)	Class (%)
5% Stockholders:
FMR LLC	20,204,214	(1)	—	20,204,214	15.5%
Blue Harbour Group, LP	11,363,939	(2)		11,363,939	8.7%
BlackRock, Inc.	9,039,686	(3)	—	9,039,686	6.9%
The Vanguard Group	8,230,820	(4)		8,230,820	6.3%
Directors and Executive Officers:
Graham Weston	18,922,751	(5)	5,568	18,928,319	14.5%
Kevin Costello	1,775		5,568	7,343	*
Ossa Fisher	6,343		5,568	11,911	*
Michael Sam Gilliland	12,290		5,568	17,858	*
John Harper	1,046		5,568	6,614	*
Lewis J Moorman	418,702	(6)	173,278	591,980	*
Fred Reichheld	38,206		5,568	43,774	*
Lila Tretikov	3,521		5,568	9,089	*
Taylor Rhodes	77,416		77,105	154,521	*
Karl Pichler	50,021		155,718	205,739	*
Mark Roenigk	24,889		110,804	135,693	*
Scott Crenshaw	—		—	—	*
Tiffany Lathe	4,869		33,947	38,816	*
All directors and executive officers as a group (16 people)	19,573,237		627,982	20,201,219	15.5%

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*	Less than 1%.

(1)	The information provided is pursuant to the information provided in a Schedule 13G/A filed by FMR LLC on February 12, 2016. The address of FMR LLC is 245 Summer Street, Boston, MA 02210.

(2)	The information provided is pursuant to the information provided in a Schedule 13D filed by Blue Harbour Group, LP. on August 13, 2015. The address of Blue Harbour Group, LP. is 646 Steamboat Road, Greenwich, Connecticut 06830.

(3)	The information provided is pursuant to the information provided in a Schedule 13G filed by BlackRock, Inc. on February 10, 2016. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)	The information provided is pursuant to the information provided in a Schedule 13G filed by The Vanguard Group, Inc. on February 10, 2016. The address of The Vanguard Group, Inc. is P.O. Box 2600 V26, Valley Forge, PA 19482.

(5)	Includes:

•	233,255 shares held directly by Mr. Weston;

•	13,278,564 shares held by Trout, Ltd.;

•	4,957,012 shares held by Wittington America, Ltd.;

•	10,412 shares held by Knightsbridge L.C.;

•	685 shares held by Overlord Capital, Inc.;

•	85,227 shares held by the Weston Remainderman Fund;

•	100,596 shares held by or for the benefit of family members; and

•	257,000 shares held by or for The Ruby USA Trust.

Mr. Weston, the Chairman of our Board of Directors, is the sole owner of Knightsbridge, L.C., which is the general partner of Trout, Ltd. and general partner of Wittington America, Ltd. Mr. Weston is the sole owner of Overlord Capital, Inc., and The Ruby Trust USA. Mr. Weston’s children are the beneficiaries of the Weston Remainderman Fund trust. Mr. Weston disclaims any beneficial ownership of shares held by Trout, Ltd., Wittington America, Ltd., Knightsbridge L.C., Overlord Capital, Inc., Weston Remainderman Fund, and by or for the benefit of family members, except to the extent of any pecuniary interest therein.

(6) Includes:

•	208,119 shares held directly by Mr. Moorman;

•	51,275 shares held by Mrs. Moorman;

•	49,965 shares held in trust for the benefit of Mr. Moorman’s children; and

•	109,343 shares held in trust of which Mr. Moorman is the beneficiary

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Employment Arrangements and Indemnification Agreements

We have entered into employment agreements with some of our executive officers. See the section titled “Employment Contracts and Change of Control Arrangements” for a description of these agreements.

We have also entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements and our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

Other Transactions with Related Parties

We leased approximately 16,446 square feet of office space in the Weston Centre from Santa Clara Land Company, Ltd., an affiliate of Mr. Weston. We entered into the Office Building Lease Agreement with Santa Clara Land Company, Ltd. effective May 1, 2013. The leased space is currently utilized by the Open Cloud Academy, LLC, a subsidiary with a mission to provide advanced technology training that an individual needs to become a top entry-level Open Cloud Technologist. Our Audit Committee discussed this lease as a potential related party transaction and approved the terms of the lease as fair and in the best interests of the Company on April 30, 2013. The lease transaction will be reviewed annually by the Board or a Committee of the Board. We paid an aggregate of $220,022 to the Santa Clara Land Company, Ltd. during 2015 under this lease. Mr. Weston is a limited partner and minority interest holder in Santa Clara Land Company, Ltd. The dollar value of Mr. Weston’s interest in the above described transaction, without regard to the amount of profit or loss, would be approximately $105,610.

We, through one of our subsidiaries, leased approximately 12,462 square feet of office space in the Rand Building from Weston Urban, LLC., an affiliate of Mr. Weston and owner of the Rand Building. Our subsidiary, Open Cloud Academy, LLC, entered into the Office Lease with the Rand Building, LTD., effective May 27, 2015. The leased space is currently utilized by the Open Cloud Academy, LLC. Our Audit Committee discussed this lease as a potential related party transaction and approved the terms of the lease as fair and in the best interests of the Company on May 5, 2015. The lease transaction will be reviewed annually by the Board or a Committee of the Board. We paid an aggregate of $115,544 to Weston Urban, LLC. during 2015 under this lease. Mr. Weston is a member and majority interest holder in Weston Urban, LLC. The dollar value of Mr. Weston’s interest in the above described transaction, without regard to the amount of profit or loss, would be approximately $115,544.

We believe that the transactions described above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties.

Corporate Opportunity Waiver

Under the “corporate opportunity doctrine,” in certain circumstances our directors, officers and stockholders may have a duty to present to us matters that come before them that are within our line of business or would be deemed of interest to us. Pursuant to our restated certificate of incorporation, we have renounced any such duty with respect to our non-employee directors except where such matters are presented to them solely in their capacities as our directors. A company is permitted to renounce or waive its right to corporate opportunities under Section 122(17) of Delaware General Corporation Law. An example of when the corporate opportunity waiver could be applicable is in the event that a non-employee director was approached by a company that would like to be acquired, and which is engaged in a line of business that relates to our business. Under Delaware law, a director may, under certain circumstances, be obligated to present this kind of opportunity to the corporation for which they serve as a director. With the waiver set forth in our restated certificate of incorporation, we have eliminated uncertainty about this kind of question, and our non-employee

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directors would not have any obligation to present any such opportunities to us. Our non-employee directors would be free to pursue any such opportunities themselves, or to present them to another company, without notifying us or giving us any ability to participate. We chose to waive these rights in order to attract and retain highly qualified individuals to our Board of Directors who might be affiliated with venture funds or other investment entities that are likely to invest in other companies that may be presented with opportunities similar to those that might be deemed of interest to us. Since all of our non-employee directors are active investors or serve on the Boards of Directors of other companies, our Board of Directors desired to avoid any uncertainty as to their duties to the Company with respect to corporate opportunities. In addition, our Board of Directors considered the effect of not having the waiver in place on recruiting new directors and concluded that it would be more difficult to recruit new directors without the waiver.

Policies and Procedures for Related-Party Transactions

We have adopted a formal written policy that our executive officers, directors, and principal stockholders, including their immediate family members and affiliates, are not permitted to enter into a related-party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the case it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of such persons’ immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. All of our directors, executive officers, and employees are required to report to our Audit Committee any such related party transaction. In approving or rejecting the proposed agreement, our Audit Committee shall consider the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our Audit Committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our Audit Committee determines in the good faith exercise of its discretion.

In accordance with our Code of Business Conduct and Ethics, all transactions entered into in 2015 involving any of our directors or officers have been submitted to our Board of Directors for review and approval by our disinterested directors in accordance with Section 144 of the Delaware General Corporation Law.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) requires our officers and directors and persons who beneficially own more than 10% of the Company’s common stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons during fiscal year ended December 31, 2015, we believe that all Reporting Persons complied with all applicable reporting requirements, except that the following Form 4 was not filed timely: Mark Roenigk, reporting the acquisition of restricted stock which occurred on December 14, 2015.

STOCKHOLDER PROPOSALS FOR 2017 ANNUAL MEETING

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at the 2017 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, including submissions for a nominee or nominees for one or more of our director positions, must submit the proposal to us no later than November 18, 2016, which is one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed this Proxy Statement to stockholders in connection with the 2016 Annual Meeting. Stockholder proposals intended for inclusion in our proxy materials must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, and any other

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applicable rules established by the SEC. Pursuant to Rule 14a-4(c) of the Exchange Act and our bylaws, as amended, stockholders who intend to present a proposal at the 2017 Annual Meeting without inclusion of such proposal in the proxy materials are required to notify us of such proposal no later than the close of business on the later of (i) one hundred twenty (120) calendar days before the one-year anniversary of the date on which we first mailed our proxy statement to stockholders in connection with this year’s Annual Meeting; provided, however, in the event the date of the 2017 Annual Meeting has been changed by more than thirty (30) days from the date of the 2016 Annual Meeting, notice by a stockholder of a proposal must be received no later than the close of business on the latter of one hundred twenty (120) calendar days in advance of the 2017 Annual Meeting and (ii) ten (10) calendar days following the date on which public announcement of the date of the 2017 Annual Meeting is first made. If we do not receive notification of the proposal within that time, the proxy holders will be allowed to use their discretionary voting authority to vote on such proposal when the proposal is raised at the 2017 Annual Meeting.

OTHER MATTERS

The Board of Directors knows of no other matters to be presented for stockholder action at the Annual Meeting. However, if other matters do properly come before the Annual Meeting or any adjournments or postponements thereof, the Board of Directors intends that the persons named in the proxies will vote upon such matters in accordance with their best judgment.

Accompanying this proxy statement and posted on our website with this proxy statement, is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2015. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2015, as filed with the SEC, are available free of charge on our website at http://ir.rackspace.com under the “Investor” section.

The Board of Directors of Rackspace Hosting, Inc.
March 18, 2016

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APPENDIX A

RACKSPACE HOSTING, INC.

EXECUTIVE BONUS PLAN

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RACKSPACE HOSTING, INC.

EXECUTIVE BONUS PLAN

SECTION 1

BACKGROUND AND PURPOSE

1.1           Purpose of the Plan. The Plan is intended to motivate Participants to achieve excellent short and long term financial performance for the Company and its business units. The Plan also is intended to form part of a total rewards program that is highly competitive with those of peer companies. The Plan’s goals are to be achieved by providing Participants with the opportunity to earn incentive awards for the achievement of goals relating to the performance of the Company. The Plan also is designed to permit the payment of bonuses that are intended to qualify as performance-based compensation under Code Section 162(m).

1.2           Effective Date. The Plan is effective as of January 1, 2016 (the “Effective Date”), subject to the approval of a majority of the shares of the Company’s common stock that are present in person or by proxy and entitled to vote at the 2016 Annual Meeting of Stockholders.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1          “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. Each Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.6 to increase, eliminate or reduce the award otherwise indicated by the Payout Formula.

2.2          “Affiliate” means any corporation or other entity (including, but not limited to, partnerships and joint ventures) controlled by the Company.

2.3          “Base Salary” means as to any Performance Period, the Participant’s earned salary during the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans and Affiliate-sponsored plans.

2.4          “Board” means the Board of Directors of the Company.

2.5          “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder shall include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.

2.6          “Committee” means the committee appointed by the Board (pursuant to Section 5.1) to administer the Plan. As of the Effective Date and until otherwise determined by the Board, the Compensation Committee of the Board shall serve as the Committee.

2.7          “Company” means objective and measurable goals that relate to the acquisition, retention and/ or satisfaction of customers of the Company’s products or services.

2.8          “Customer Metrics” means net revenue.

2.9          “Determination Date” means the latest possible date that will not jeopardize a Target Award or Actual Award’s qualification as performance-based compensation under Section 162(m) of the Code.

A-1

2.10          “Disability” means a permanent disability in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.11          “Earnings” means income.

2.12          “Employee” means any employee of the Company or of an Affiliate, whether such employee is so employed at the time the Plan is adopted or becomes so employed subsequent to the adoption of the Plan.

2.13          “Fiscal Quarter” means a fiscal quarter within a Fiscal Year of the Company.

2.14          “Fiscal Year” means the fiscal year of the Company.

2.15           “Maximum Award” means as to any Participant for all Performance Periods ending during a Fiscal Year, $6 million. The Maximum Award is the maximum amount which may be earned by a Participant for all Performance Periods ending during that Fiscal Year.

2.16          “Participant” means as to any Performance Period, an employee of the Company or of an Affiliate who has been selected by the Committee for participation in the Plan for that Performance Period.

2.17          “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4 in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.18           “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee, in its discretion, to be applicable to a Participant for a Performance Period. As determined by the Committee (in its discretion), the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) Customer Metrics, (b) Earnings, (c) Revenue, and (d) Total Shareholder Return. Any Performance Goal used may be measured (1) in absolute terms, (2) in combination with another Performance Goal or Goals (for example, but not by way of limitation, as a ratio or matrix), (3) in relative terms (including, but not limited to, as compared to results for other periods of time, against other objective metrics, and/or against another company, companies or an index or indices), (4) with respect to equity, assets or human resources of the Company, (including, for example, on a per-share or per- capita basis), (5) against the performance of the Company as a whole or a specific business unit(s) (including acquired business units), business segment(s) or product(s) of the Company, (6) on a pre-tax or after-tax basis and/or (7) on a GAAP (generally accepted accounting principles) or non-GAAP basis. For example, but not by way of limitation, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings calculated before interest, taxes, depreciation and amortization (in other words, EBITDA). As another example, the Committee could determine that bonuses will be earned for a Performance Period for the achievement of goals for Earnings divided by the number of shares of Company common stock that are outstanding (in other words, earnings per share or EPS). Prior to the Determination Date, the Committee, in its discretion, will determine whether any significant element(s) or item(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participants (for example, but not by way of limitation, the effect of mergers, acquisitions and/or dispositions). As determined in the discretion of the Committee prior to the Determination Date, achievement of Performance Goals for a particular Award may be calculated in accordance with the Company’s financial statements, prepared in accordance with generally accepted accounting principles, or as adjusted for certain costs, expenses, gains and losses to provide non-GAAP measures of operating results.

2.19          “Performance Period” means any period of not shorter than a Fiscal Quarter or longer than three Fiscal Years (or twelve (12) consecutive Fiscal Quarters), as determined by the Committee in its sole discretion.

2.20          “Plan” means the Rackspace Hosting, Inc. Executive Bonus Plan, as set forth in this instrument and as hereafter amended from time to time.

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2.21          “Retirement” means with respect to any Participant, a Termination of Employment occurring in accordance with a policy or policies established by the Committee (in its discretion) from time to time.

2.22          “Revenue” means net revenue.

2.23          “Section 16 Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

2.24          “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and guidance thereunder, as they may be amended or modified from time to time.

2.25          “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary, a specific dollar amount, or a result of a formula or formulas, as determined by the Committee in accordance with Section 3.3.

2.26          “Termination of Employment” means a cessation of the employee-employer relationship between an Employee and the Company or an Affiliate for any reason, including, but not by way of limitation, a termination by resignation, discharge, death, Disability, Retirement, or the disaffiliation of an Affiliate, but excluding any such termination where there is a simultaneous reemployment by the Company or an Affiliate.

2.27          “Total Shareholder Return” means the total return (change in share price, including treatment of dividends as determined by the Committee) of a share of the Company’s common stock.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1          Selection of Participants. The Committee, in its sole discretion, shall select the Employees of the Company who shall be Participants for the Performance Period. The Committee, in its sole discretion, also may designate as Participants one or more individuals (by name or position) who are expected to become Employees during a Performance Period. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an Employee who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period. It is anticipated (but not required) that each Employee selected for participation also will be a Section 16 Officer.

3.2          Determination of Performance Goals. The Committee, in its sole discretion, shall establish the Performance Goal(s) for the Participants for the Performance Period. Each Participant’s Performance Goal(s) shall be determined by the Committee and set forth in writing. The Committee, in its discretion, may adjust any Performance Goal (or actual performance versus the Performance Goal) for the effects of charges for restructurings, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle, asset write-downs, litigation, claims, judgments or settlements, the effect of changes in tax law or other such laws or provisions affecting reported results, accruals for reorganization and restructuring programs, provided that any such adjustment shall be intended to not jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

3.3          Determination of Target Awards. The Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4          Determination of Payout Formula. The Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award, if any, payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals,

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(c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) to the extent determined by the Committee, provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, in no event shall a Participant’s Actual Award(s) under the Plan exceed his or her Maximum Award for the applicable Fiscal Year.

3.5          Date for Determinations. The Committee shall make all determinations under Sections 3.1 through 3.4 on or before the Determination Date.

3.6          Determination of Actual Awards. After the end of each Performance Period, the Committee shall certify in writing (for example, in its meeting minutes) the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded, as determined by the Committee. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance that has been certified by the Committee, subject to the following. Notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may (a) eliminate or reduce (but not increase) the Actual Award payable to any Participant below the amount that otherwise would be payable under the Payout Formula, and (b) determine whether or not a Participant will receive an Actual Award in the event the Participant incurs a Termination of Employment prior to the date the Actual Award is to be paid pursuant Section 4.2 below.

SECTION 4

PAYMENT OF AWARDS

4.1          Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company or the Affiliate that employs the Participant (as the case may be), as determined by the Committee. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right to payment of an Actual Award other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2          Timing of Payment. Payment of each Actual Award shall be made after the end of the Performance Period during which the Actual Award was earned but no later than 15th day of the second calendar month after the end of the Fiscal Year in which such Performance Period ended. For the avoidance of doubt, timing of any payments under the Plan should be designed to occur within the “short-term deferral” period provided under Section 409A of the Code. Notwithstanding the preceding, if it is impossible or infeasible for the Committee to certify the results for a Performance Period under Section 3.6 before the standard payment deadline described in the preceding sentence (for example, but not by way of limitation, due to the unavailability of financial information), the payment deadline shall be extended until thirty (30) days after certification, subject to the following: (a) the Company and the Committee must have used their good faith reasonable efforts to cause certification to occur before the standard payment deadline, (b) the Committee must certify the results as soon as administratively practicable, and (c) payment will be made only to Participants who do not incur a Termination of Employment before the date on which the Actual Award is paid.

4.3          Form of Payment. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

4.4          Payment in the Event of Death. If a Participant dies prior to the payment of an Actual Award (determined under Section 3.6) that was scheduled to be paid to him or her prior to death for a prior Performance Period, the Award shall be paid to his or her designated beneficiary or, if no beneficiary has been designated, to the administrator or representative of his or her estate.

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4.5          Compensation Recovery Policy. The Committee, in its sole discretion, may require Participant to forfeit, return or reimburse to the Company all or a portion of any Actual Award received in accordance with any then-effective Company compensation clawback or recovery policy, as may be established or amended from time to time. Any such policy generally shall be intended to apply substantially equally to all officers of the Company, except as the Committee (or the Board or a committee of the Board, as determined by the Board), in its discretion, determines is reasonably necessary or appropriate to comply with applicable laws.

SECTION 5

ADMINISTRATION

5.1          Committee is the Administrator. The Plan shall be administered by the Committee. The Committee shall consist of not less than two (2) members of the Board. Any member of the Committee may resign at any time by notice in writing mailed or delivered to the Secretary of the Company. As of the Effective Date of the Plan and until otherwise determined by the Board, the Plan shall be administered by the Compensation Committee of the Board. The members of the Committee shall be appointed from time to time by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an “outside director” under Section 162(m) of the Code. If it is later determined that one or more members of the Committee do not so qualify, actions taken by the Committee prior to such determination shall be valid despite such failure to qualify.

5.2          Committee Authority. It shall be the duty of the Committee to administer the Plan in accordance with the Plan’s provisions. The Committee shall have all powers and discretion necessary or appropriate to administer the Plan and to control its operation, including, but not limited to, the power to (a) determine which Employees shall be granted awards, (b) prescribe the terms and conditions of awards, (c) interpret the Plan and the awards, (d) adopt such procedures and subplans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside of the United States, (e) adopt rules for the administration, interpretation and application of the Plan as are consistent therewith, and (f) interpret, amend or revoke any such rules.

5.3          Decisions Binding. All determinations and decisions made by the Committee, the Board, and any delegate of the Committee pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, and shall be given the maximum deference permitted by law.

5.4          Delegation by the Committee. The Committee, in its sole discretion and on such terms and conditions as it may provide, may delegate all or part of its authority and powers under the Plan to one or more directors and/or officers of the Company; provided, however, that the Committee may delegate its authority and powers only to the extent that the delegation would not be expected to jeopardize the qualification of an Actual Award as performance-based compensation under Code Section 162(m).

SECTION 6

GENERAL PROVISIONS

6.1          Tax Withholding. The Company or an Affiliate, as determined by the Committee, shall withhold all applicable taxes and any other required amounts from any Actual Award, including (but not limited to) any federal, state, local and other taxes.

6.2          No Effect on Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company or an Affiliate, as applicable, to terminate any Participant’s employment or service at any time, with or without cause. For purposes of the Plan, transfer of employment of a Participant between the Company and any one of its Affiliates (or between Affiliates) shall not be deemed a Termination of Employment. Employment with the Company and its Affiliates is on an at-will basis only. The Company expressly reserves the right, which may be exercised at any time and without regard to when during or after

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a Performance Period such exercise occurs, to terminate any individual’s employment with or without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

6.3          Participation. No Employee shall have the right to be selected to receive an award under this Plan, or, having been so selected, to be selected to receive a future award.

6.4          Indemnification. Each person who is or shall have been a member of the Committee, or of the Board, shall be indemnified and held harmless by the Company against and from (a) any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan or any award, and (b) from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such claim, action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or Bylaws, by contract, as a matter of law, or otherwise, or under any power that the Company may have to indemnify them or hold them harmless.

6.5          Successors. All obligations of the Company and any Affiliate under the Plan, with respect to awards granted hereunder, shall be binding on any successor to the Company and/or such Affiliate, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business or assets of the Company or such Affiliate.

6.6          Beneficiary Designations

(a)   Designation. Each Participant may, pursuant to such uniform and nondiscriminatory procedures as the Committee may specify from time to time, designate one or more Beneficiaries to receive any Actual Award payable to the Participant at the time of his or her death. Notwithstanding any contrary provision of this Section 6.6 shall be operative only after (and for so long as) the Committee determines (in its sole discretion) to permit the designation of Beneficiaries.

(b)   Changes. A Participant may designate different Beneficiaries (or may revoke a prior Beneficiary designation) at any time by delivering a new designation (or revocation of a prior designation) in like manner. Any designation or revocation shall be effective only if it is received by the Committee. However, when so received, the designation or revocation shall be effective as of the date the designation or revocation is executed (whether or not the Participant still is living), but without prejudice to the Committee on account of any payment made before the change is recorded. The last effective designation received by the Committee shall supersede all prior designations.

(c)   Failed Designation. If the Committee (in its discretion) does not make this Section 6.6 operative or if Participant dies without having effectively designated a Beneficiary, the Participant’s Account shall be payable to the administrator or representative of his or her estate.

6.7          Nontransferability of Awards. No award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will, by the laws of descent and distribution, or to the limited extent provided in Section 6.6. All rights with respect to an award granted to a Participant shall be available during his or her lifetime only to the Participant.

6.8          Deferrals. The Committee, in its sole discretion, may permit a Participant to defer receipt of the payment of cash that would otherwise be delivered to a Participant under the Plan. Any such deferral elections shall be subject to such rules and procedures as shall be determined by the Committee in its sole

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discretion. Unless otherwise expressly determined by the Committee, the rules and procedures for any deferral elections and deferrals shall be designed to comply with Section 409A of the Code.

6.9          Section 409A

It is intended that all bonuses payable under this Plan will be exempt from the requirements of Section 409A pursuant to the “short-term deferral” exemption or, in the alternative, will comply with the requirements of Section 409A so that none of the payments and benefits to be provided under this Plan will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein shall be interpreted to so comply or be exempt. Each payment and benefit payable under this Plan is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company may, in good faith and without the consent of any Participant, make any amendments to this Plan and take such reasonable actions which it deems necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition under Section 409A prior to actual payment to the Participant. However, unless explicitly determined otherwise in writing by the Committee, in no event will the Company or any Affiliate pay or reimburse any Participant for any taxes or other costs that may be imposed on the Participant as a result of Section 409A or any other section of the Code or other tax rule or regulation.

SECTION 7

AMENDMENT, TERMINATION AND DURATION

7.1          Amendment, Suspension or Termination. The Board or the Committee, each in its sole discretion, may amend or terminate the Plan, or any part thereof, at any time and for any reason. No award may be granted during any period of suspension or after termination of the Plan.

7.2          Duration of the Plan. The Plan shall commence on the date specified herein, and subject to Section 7.1 (regarding the Board or the Committee’s right to amend or terminate the Plan), shall remain in effect thereafter.

SECTION 8

LEGAL CONSTRUCTION

8.1           Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

8.2          Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

8.3          Requirements of Law. The granting of awards under the Plan shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

8.4          Bonus Plan. The Plan is intended to be a “bonus program” as defined under U.S. Department of Labor regulation 2510.3-2(c) and will be construed and administered in accordance with such intention.

8.5          Governing Law. The Plan and all awards shall be construed in accordance with and governed by the laws of the State of Texas, but without regard to its conflict of law provisions.

8.6          Captions. Captions are provided herein for convenience only, and shall not serve as a basis for interpretation or construction of the Plan.

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EXECUTION

IN WITNESS WHEREOF, Rackspace Hosting, Inc., by its duly authorized officer, has executed the amended and restated Plan on the date indicated below.

RACKSPACE HOSTING, INC.

Dated:	, 2016	By:
Name:
Title:

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RACKSPACE HOSTING, INC. 1 FANATICAL PLACE CITY OF WINDCREST SAN ANTONIO, TX 78218

VOTE BY INTERNET - www.proxyvote.com

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1. Election of Class II Directors
Nominees
			For	Against	Abstain

1A William Taylor Rhodes			☐	☐	☐

1B Lila Tretikov			☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2 and 3.			For	Against	Abstain

02 Ratification of the Appointment of KPMG, LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2016.			☐	☐	☐

03 Approval of the Executive Bonus Plan			☐	☐	☐

NOTE: IN THEIR DISCRETION, the proxyholders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000273874_1     R1.0.1.25

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com

RACKSPACE HOSTING, INC.
Annual Meeting of Stockholders Wednesday April 27, 2016
8:30 a.m. CDT

The stockholder(s) hereby appoint(s) William Alberts and Taylor Rhodes, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of RACKSPACE HOSTING, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 08:30 AM, CDT on April 27, 2016, at 1 Fanatical Place, City of Windcrest, San Antonio, Texas 78218, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side

0000273874_2     R1.0.1.25